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TABLE OF CONTENTS 2

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-197809

        PROSPECTUS SUPPLEMENT
(To Prospectus dated September 17, 2014)

7,500,000 Shares

Jones Energy, Inc.

Class A Common Stock

We are offering an aggregate of 7,500,000 shares of Class A common stock of Jones Energy, Inc. We expect to receive net proceeds of approximately $72.4 million, after deducting offering expenses, from the sale of the shares of Class A common stock.

Our shares of Class A common stock trade on the New York Stock Exchange under the symbol "JONE." On February 10, 2015, the last reported trading price of the Class A common stock as reported on the New York Stock Exchange was $11.33 per share.

Investing in shares of our Class A common stock involves risks that are described in the "Risk Factors" section on page S-21 of this prospectus supplement and page 7 of the accompanying base prospectus.

	Per share	Total
Public Offering Price	$10.25	$76,875,000
Underwriting Discount	$0.5125	$3,843,750
Proceeds, before expenses, to Jones Energy, Inc.	$9.7375	$73,031,250

We have granted the underwriters a 30-day option to purchase up to an additional 1,125,000 shares of Class A common stock on the same terms and conditions as set forth above.

None of the Securities and Exchange Commission, any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares of Class A common stock will be ready for delivery on or about February 17, 2015.

Joint Book-Running Managers
Barclays	J.P. Morgan	Tudor, Pickering, Holt & Co.

Co-Managers
Wells Fargo Securities	Capital One Securities	SunTrust Robinson Humphrey

Prospectus Supplement dated February 11, 2015

Prospectus Supplement

Prospectus

S-i

INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS

        This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of Class A common stock. The second part is the accompanying base prospectus, which gives more general information, some of which may not apply to this offering of Class A common stock. Generally, when we refer only to the "prospectus," we are referring to both this prospectus supplement and the accompanying base prospectus combined. If the information relating to the offering varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information in this prospectus supplement.

        Any statement made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference into this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Please read "Information Incorporated by Reference" on page S-62 of this prospectus supplement.

        We have not, and the underwriters and their affiliates and agents have not, authorized any person to provide any information or represent anything about us other than what is contained in this prospectus. None of the information on our website referred to in this prospectus is incorporated by reference herein. We do not, and the underwriters and their affiliates and agents do not, take any responsibility for, and can provide no assurance as to the reliability of, any information that others may provide to you. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. We are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying base prospectus or any free writing prospectus is accurate as of any date other than the dates shown in such documents or that any information we have incorporated by reference herein is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since such dates.

        None of Jones Energy, Inc. or its representatives is making any representation to you regarding the legality of an investment in our Class A common stock by you under applicable laws. You should consult with your own advisors as to legal, tax, business, financial and related aspects of an investment in our Class A common stock.

MARKET AND INDUSTRY DATA

        Market and industry data and forecasts used in this prospectus supplement and the documents incorporated by reference herein have been obtained from independent industry sources as well as from research reports prepared for other purposes. Although we believe these third-party sources to be reliable, we have not independently verified the data obtained from these sources and we cannot assure you of the accuracy or completeness of the data. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this prospectus supplement.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        The information in this prospectus, including information in documents incorporated by reference, includes "forward-looking statements." All statements, other than statements of historical fact included or incorporated by reference in this prospectus, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management

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are forward-looking statements. When used in this prospectus, the words "could," "should," "will," "play," "believe," "anticipate," "intend," "estimate," "expect," "project" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on our current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements described under the heading "Risk Factors" included in this prospectus, in Jones Energy, Inc. most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and in the documents we incorporate by reference. These forward-looking statements are based on Jones Energy, Inc. management's current belief, based on currently available information, as to the outcome and timing of future events, actions and developments including:

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  business strategy;

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  estimated current and future net reserves and the present value thereof;

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  drilling and completion of wells including our identified drilling locations;

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  cash flows and liquidity;

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  financial strategy, budget, projections and operating results;

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  the timing and extent of changes in prices and demand for oil, natural gas and NGLs;

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  customers' elections to reject ethane and include it as part of the natural gas stream;

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  timing and amount of future production of oil and natural gas;

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  availability and cost of drilling, completion and production equipment;

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  availability and cost of oilfield labor;

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  the amount, nature and timing of capital expenditures, including future development costs;

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  ability to fund our 2015 capital expenditure budget;

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  availability and terms of capital;

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  development results from our identified drilling locations;

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  ability to generate returns and pursue opportunities;

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  marketing of oil, natural gas and NGLs;

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  property acquisitions and dispositions;

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  the availability, cost and terms of, and competition for, mineral licenses and leases and other permits and rights-of-way and our ability to maintain mineral licenses and leases;

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  costs of developing our properties and conducting other operations;

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  general economic conditions and the commodity price environment;

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  competitive conditions in our industry;

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  effectiveness and extent of our risk management activities;

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  estimates of future potential impairments;

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  environmental and endangered species regulations and liabilities;

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  counterparty credit risk;

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  the extent and effect of any hedging activities engaged in by us;

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  the impact of, and changes in, governmental regulation of the oil and natural gas industry, including tax laws and regulations, environmental, health and safety laws and regulations and laws and regulations with respect to derivatives and hedging activities;

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  developments in oil-producing and natural gas-producing countries;

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  uncertainty regarding our future operating results;

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  weather, including its impact on oil and natural gas demand and weather-related delays on operations;

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  technology; and

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  plans, objectives, expectations and intentions contained in this prospectus supplement that are not historical.

        We caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to the exploration for and development and production of oil and natural gas. These risks include, but are not limited to, commodity price volatility, inflation, lack of availability of drilling, completion and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating oil and natural gas reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under "Risk Factors" in this prospectus.

        Reserve engineering is a process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by reservoir engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions would change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of oil and natural gas that are ultimately recovered.

        Should one or more of the risks or uncertainties described in this prospectus or in the documents incorporated by reference occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements.

        All forward-looking statements, expressed or implied, included in this prospectus or in the documents incorporated by reference in this prospectus are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.

        Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this prospectus.

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PROSPECTUS SUPPLEMENT SUMMARY

        This summary highlights information contained elsewhere in or incorporated by reference into this prospectus supplement and the accompanying base prospectus. Because this is a summary, it may not contain all of the information that may be important to you and to your investment decision. The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto included elsewhere in this prospectus supplement, the accompanying base prospectus and the documents incorporated herein by reference and other documents to which we refer. You should read "Risk Factors" beginning on page S-21 of this prospectus supplement and on page 7 of the accompanying base prospectus for more information about important risks that you should consider carefully before buying our Class A common stock. Except as otherwise indicated, all information contained in this prospectus supplement assumes that the underwriters do not exercise their option to purchase additional shares of our Class A common stock.

        Unless indicated otherwise in this prospectus supplement or the context requires otherwise, all references to "Jones Energy," the "Company," "our company," "we," "our" and "us" refer to Jones Energy, Inc. and its subsidiaries, including Jones Energy Holdings, LLC ("JEH LLC"). As the sole managing member of JEH LLC, Jones Energy, Inc. is responsible for all operational, management and administrative decisions relating to JEH LLC's business and consolidates the financial results of JEH LLC and its subsidiaries. References to "Metalmark Capital" are to Metalmark Capital Partners (C) II, L.P. and its affiliated investment funds. Jones Energy, Inc. is a holding company whose sole material asset is an equity interest in Jones Energy Holdings, LLC. The estimates of our proved reserves included in this prospectus supplement or incorporated by reference as of December 31, 2011, 2012, 2013 and 2014 are based on reserve reports prepared for Jones Energy by Cawley, Gillespie & Associates, Inc., independent petroleum engineers ("Cawley Gillespie"). For the definitions of certain terms and abbreviations used in the oil and natural gas industry, see "Glossary of Oil and Natural Gas Terms."

 Overview

        We are an independent oil and gas company engaged in the exploration, development, production and acquisition of oil and natural gas properties in the Anadarko and Arkoma basins of Texas and Oklahoma. Our CEO, Jonny Jones, founded our predecessor company in 1988 in continuation of his family's long history in the oil and gas business, which dates back to the 1920s. We have grown rapidly by leveraging our focus on low cost drilling and completions and our horizontal drilling expertise to develop our inventory and execute several strategic acquisitions. We have accumulated extensive knowledge and experience in developing Anadarko and Arkoma basin assets, having concentrated our operations in the Anadarko basin for over 25 years and applied our knowledge to the Arkoma basin since 2011. We have drilled over 775 total wells, including over 590 horizontal wells, since our formation and delivered compelling rates of return over various commodity price cycles. Our operations are focused on horizontal drilling and completions within two distinct basins in the Texas Panhandle and Oklahoma:

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  the Anadarko Basin—targeting primarily the liquids rich Cleveland, with additional opportunities in the Granite Wash, Marmaton and Tonkawa formations; and

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  the Arkoma Basin—targeting the Woodford shale formation.

        We optimize returns through a disciplined emphasis on controlling costs and promoting operational efficiencies, and we believe we are recognized as one of the lowest cost drilling and completion operators in the Cleveland and Woodford shale formations.

        The Anadarko and Arkoma basins are among the most prolific and largest onshore producing oil and natural gas basins in the United States, enjoying multiple producing horizons and extensive well control collected over seven decades of development. The formations we target are generally characterized by oil and liquids-rich natural gas content, extensive production histories, long-lived reserves, high drilling success rates and attractive initial production rates. We focus on formations in our operating areas that we believe offer significant development and acquisition opportunities and to which we can apply our technical experience and operational excellence to increase proved reserves and production to deliver attractive economic rates of return. Our goal is to build value through a disciplined balance between developing our current inventory of 2,765 gross identified drilling locations, identifying new opportunities within our existing asset base, and actively pursuing organic leasing, strategic acquisitions and joint development agreements. In all of our joint development agreements, we control the drilling and completion of a well, which is the phase during which we can leverage our operational expertise and cost discipline. Following completion, we may in some cases turn over operatorship to a partner during the production phase of a well. We believe the ceding to us of drilling and completion operatorship in our areas of operation by several large oil and gas companies, including ExxonMobil and BP, reflects their acknowledgement of our low-cost, safe and efficient operations.

        On December 20, 2012, we acquired certain oil and natural gas properties located in Texas from Chalker Energy Partners III, LLC for a purchase price of $251.9 million, which we refer to herein as the Chalker acquisition.

        In December 2013, we acquired approximately 26,000 net acres in the Cleveland, Tonkawa and Marmaton plays in the Texas Panhandle and western Oklahoma, including 92 producing wells from Sabine Mid-Continent LLC, which we refer to herein as the Sabine acquisition. We acquired approximately 225 identified drilling locations in the transaction, of which over 185 are in the Cleveland play.

Business Strategies

        Our goal is to increase value by leveraging the operational expertise of our management and technical teams in our operating areas in order to achieve compelling economic returns and attractive reserves, production and cash flow growth. We seek to achieve this goal by executing the following strategies:

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  Develop Our Multi-Year Inventory.  We intend to add production and reserves through the development of our existing drilling inventory, which we believe to be repeatable and low-risk. We have extensive experience in the Midcontinent, having drilled over 775 wells in the area since 1988. We believe our historical drilling experience, together with the results of substantial industry activity within our operating areas, reduces the risk and uncertainty associated with drilling horizontal wells in these areas. As of December 31, 2014, we have identified 2,765 gross drilling locations, which gives us many years of development drilling. We expect 100% of our development capital expenditures in 2015 to be dedicated to horizontal drilling.

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  Maintain the Lowest Cost Structure in the Plays Where We Operate.  Decades of experience in the Midcontinent region and emphasis on operational execution and cost control have allowed us to drill and complete wells at significantly lower cost than most other operators and, as a result, to realize compelling economic returns. In the Cleveland, for example, we reduced our well spud-to-release time, which directly affects drilling costs, from 30 days to 26 days from 2007 to 2013, and in 2014 we further reduced that metric to 23 days. We seek to apply this expertise while also leveraging our leading position in our focal areas to obtain the best possible pricing from service providers, which we expect will further reduce capital costs and ultimately enhance returns. Our cost structure is particularly important in periods of lower commodity prices like that which we are currently experiencing, which we believe gives us an advantage over other operators as we compete for acquisitions and strategic partnerships.

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  Opportunistically Grow Through Exploration, Acquisitions and Strategic Partnerships.  As a complement to our development program, we look to execute acquisitions, leases and partnerships where our operating experience can be leveraged. In order to capitalize on our ability to decrease costs and increase drilling activity, we seek opportunities that have a large number of high-quality drilling locations. Since 2009, we have successfully executed four significant acquisitions and several smaller acquisitions in our operating areas, with an aggregate purchase price of approximately $900 million.

    Joint development opportunities complement our acquisition strategy by providing what we believe is a capital efficient and risk mitigating approach to acquiring drilling opportunities. These agreements give us control over the drilling and completion phase of the well, where we can add value by applying our low cost structure. In this regard, we have established long-term agreements with several large exploration and production companies such as BP, ConocoPhillips, Devon Energy, ExxonMobil, Linn Energy, Vanguard Natural Resources and Samson, in which they have farmed-out portions of their basin operations to us. We have drilled over 300 wells in connection with these types of agreements, 168 of which have been drilled in connection with an active 14-year drilling relationship with ExxonMobil.

    We also continue to seek new leasing opportunities to expand our acreage position and complement our existing drilling inventory, as we believe that targeted organic leasing around our existing acreage provides the ability for greater returns due to cost and operating synergies in overlapping areas of operation. For the year ended December 31, 2014, we leased approximately 21,000 acres.

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  Exploit Upside Within Our Existing Assets.  We plan to continue exploiting our proved reserves to maximize production through optimized drilling and completions techniques. Furthermore, the stacked reservoirs within our asset base provide exposure to additional upside potential in several emerging resource plays. We have begun to assess the potential of both the Tonkawa and Marmaton formations in the Anadarko Basin. Based upon our recent assessments, we believe that we have approximately 890 potential drilling locations in the Tonkawa and Marmaton formations that provide us with additional resource potential. We tested the potential of the Tonkawa formation by drilling 6 wells on our acreage in 2014 and are monitoring the production of those wells at this time. Further, our current leasehold position provides longer term potential exposure to other prospective formations found in the Anadarko basin, including the Douglas, Cottage Grove, Cherokee Shale, Atoka Shale, Upper and Lower Morrow formations, and other prospective intervals in the Arkoma basin, including the Hartshorne, Spiro, Wapanuka, Cromwell and Caney Shale formations.

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  Maintain Operational Control.  We operated substantially all of the wells that we drilled and completed during the first nine months of 2014, allowing us to effectively manage the timing and levels of our development spending, overall well costs and operating costs. In addition, we expect to operate the drilling and completion phase on approximately 67% of our 2,765 gross identified drilling locations. With over 80% of our acreage held by existing production, we also will not be required to expend significant capital to hold acreage in our portfolio. We believe that continuing to exercise a high degree of control over our acreage position will provide us with flexibility to manage our drilling program and optimize our returns and profitability.

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  Focus on Well-Level Returns.  Our management and technical teams are focused on maximizing well-level returns, which we believe drives shareholder value. In addition to our focus on costs and optimizing drilling and completion techniques, we attempt to maximize returns by allocating capital to areas with the highest rates of return based on commodity mix. Our drilling inventory comprises oil, natural gas and NGLs, which enables us to adjust our development approach based on prevailing commodity prices. Despite recent declines in commodity prices, we currently intend to capitalize on the relatively more favorable oil pricing environment as compared to natural gas and NGLs by continuing to drill acreage with significant oil components, where

    100% of our 2015 drilling capital budget is focused. In addition, we expect that continuing to operate the substantial majority of our drilling locations will allow us to reallocate our capital and resources opportunistically in response to market conditions. Our disciplined focus on well-level returns in allocating our capital and resources has been a key component of our ability to deliver successful results through various commodity price cycles.

Competitive Strengths

        We possess a number of competitive strengths that we believe will allow us to successfully execute our business strategy:

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  Geographic Focus in the Prolific U.S. Midcontinent.  Our operations are focused in the Midcontinent region, targeting liquids-rich opportunities in the Anadarko and Arkoma basins of Texas and Oklahoma. We generally focus on formations characterized by oil and liquids-rich natural gas content, extensive production histories, long-lived reserves, high drilling success rates, and attractive initial production rates. Furthermore, our areas of operation are proximate to well-developed natural gas and liquids midstream infrastructure and oilfield services providers, which we believe reduces the risk of production delays and facilitates adequate takeaway capacity. 100% of our 2015 drilling capital budget is devoted to the Anadarko basin in the U.S. Midcontinent.

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  Multi-Year Drilling Inventory in Existing and Emerging Resource Plays.  Our drilling inventory consists of approximately 2,765 gross identified drilling locations in the Anadarko and Arkoma basins, and our development plans target locations that we believe are low-cost, provide attractive economics, present a low risk and support a relatively predictable production profile. As of December 31, 2014, we had identified 704 gross drilling locations in the Cleveland play and 777 gross drilling locations in the Arkoma Woodford shale formation. Our concentrated leasehold position has been delineated largely through drilling on our Cleveland leasehold, which we expanded substantially through our Chalker and Sabine acquisitions. We have also expanded through joint development agreements with large independent producers and major oil and gas companies in the Cleveland and Woodford formations. Furthermore, we have identified additional locations in several emerging resource plays that we intend to explore and develop in the coming years, including 324 gross locations in the Tonkawa formation and 566 gross locations in the Marmaton formation.

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  Extensive Operational Expertise and Low-Cost Operating Structure.  Drilling horizontal wells has been our primary drilling approach for the last ten years. Having drilled over 590 horizontal wells in nine formations in our areas of operation since 1996, we have established systematic protocols that we believe provide repeatable results. We also have established relationships with oilfield service providers, vendors and crews, allowing for continued cost efficiencies. As an example, we have consistently drilled horizontal Cleveland wells at a meaningfully lower cost than most of our competition in the same area. Through our focus on drilling, completion and operational efficiencies, we are able to effectively control costs and deliver attractive rates of return and profitability.

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  Strong Financial Position and Conservative Policies.  We are committed to maintaining a conservative financial profile in order to preserve operational flexibility and financial stability. As of February 2, 2015, after giving effect to this offering, the Class A Purchase, the sale of the 2023 Notes and the application of the net proceeds therefrom, we had cash on hand and availability under our senior secured revolving credit facility totaling approximately $542.3 million. We believe that our operating cash flow, together with projected availability under our senior secured revolving credit facility, provide us with the financial flexibility to pursue acquisitions, joint development agreements and organic leasing opportunities. In addition, we have historically hedged a significant amount of our production from oil, gas and NGLs. From 2012 to 2014 approximately 70% of our total production was protected by commodity hedges. Our hedge position is reviewed monthly to evaluate the impact of new wells coming online and changes to our development program. We intend to continue to actively hedge our future production in order to reduce the impact of commodity price volatility on our cash flows and to secure our rates of return for up to five years.

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  High Caliber Management Team with Deep Operating Experience and a Proven Track Record.  The top four executives of our management team average more than 25 years of industry experience. Furthermore, our management team averages over 20 years of industry experience and has worked together developing assets for many years, resulting in a high degree of continuity. We have assembled a strong technical staff of geoscientists, field operations managers and engineers with significant experience drilling horizontal wells and with fracture stimulation of unconventional formations, which has resulted in a successful track record of reserve and production growth. In addition, our management team has extensive expertise and operational experience in the oil and natural gas industry with a proven track record of successfully negotiating, executing and integrating acquisitions. Members of our management team have previously held positions with major and large independent oil and natural gas companies, including ExxonMobil, BP, Southwestern Energy, Samson, Marathon and Standard Oil.

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  Alignment of Management Team.  Our predecessor was founded in 1988 by our CEO, Jonny Jones, in continuation of his family's history in the oil and gas business, which dates back to the 1920's. Jones family members and our management team currently control approximately 28% of our combined voting power and economic interest. We believe the equity interests of our officers and directors align their interests and provide substantial incentive to grow the value of our business.

Recent Developments

2015 Capital Budget

        We currently plan to invest approximately $210 million in total capital expenditures in 2015, including approximately $190 million for drilling and completion, and $20 million for workovers and efficiency projects. We expect our drilling and completion capital expenditures will be largely funded from operating cash flow.

Preliminary Estimate of Selected Fourth Quarter 2014 Financial and Operating Results

        The estimated financial information included in this prospectus supplement has been prepared by, and is the responsibility of, our management. We and our management believe that the certain key financial results for the three months ended December 31, 2014 has been prepared on a reasonable basis, reflecting the best estimates and judgments, and represent, to the best of management's knowledge and opinion, its expected financial performance for the three months ended December 31, 2014. However, because this information is highly subjective, it should not be relied on as necessarily indicative of future results.

        PricewaterhouseCoopers LLP has neither examined, compiled nor performed any procedures with respect to the estimated financial information contained herein and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance on such information or its achievability. PricewaterhouseCoopers LLP assumes no responsibility for and denies any association with the estimated financial information.

        The PricewaterhouseCoopers LLP reports incorporated by reference in this prospectus supplement refer exclusively to our historical financial information. PricewaterhouseCoopers LLP reports do not cover any other information in this offering and should not be read to do so.

        We do not undertake any obligation to publicly release the results of any future revisions we may make to our financial estimate or to update this financial estimate or the assumptions used to prepare the estimates to reflect events or circumstances after the completion of this offering. Our estimated results for this period are not necessarily indicative of the results that should be expected for a full fiscal year. Accordingly, you should not place undue reliance on these estimated preliminary fourth quarter results. The following are our preliminary estimates for certain key financial and operating results for the three months ended December 31, 2014. As of December 31, 2014, the mark-to-market value of our existing hedges with the lenders under our senior secured credit facility was approximately $208.5 million.

        Revenue for the three months ended December 31, 2014 is expected to be between $74.1 million and $79.1 million, compared to approximately $70.3 million for the three months ended December 31, 2013. EBITDAX for the three months ended December 31, 2014 is expected to be between $70 million and $75 million, compared to $51.8 million for the three months ended December 31, 2013. The estimated increase in our revenue and EBITDAX for the three months ended December 31, 2014 as compared to the prior year period is primarily due to increased production volumes. In addition, management estimates that average daily production for the three months ended December 31, 2014 will be between 23.2 and 23.4 MBoe/d.

        We have prepared these estimates on a basis materially consistent with our historical financial and operating results and with our calculation of EBITDAX as presented in "—Summary Historical Consolidated Financial And Operating Data—Non-GAAP Financial Measures." These estimated ranges are preliminary and unaudited and are thus inherently uncertain and subject to change. Due to the preliminary nature of the ranges, we have not included a reconciliation of our estimated EBITDAX for the three months ended December 31, 2014 to our estimated revenue for the period. During the course of the preparation of our consolidated financial statements and related notes as of and for the three months ended December 31, 2014, we may identify items that could cause our final reported results to be different from the preliminary financial estimates presented above. Important factors that could cause actual results to differ from our preliminary estimates are set forth under the headings "Risk Factors" and "Cautionary Statement Regarding Forward-Looking Statements."

Concurrent Transactions

        On February 10, 2015, we entered into a definitive agreement with certain institutional investors and accredited investors to sell an aggregate of $50 million of our Class A common stock at $10.50 per share in a direct placement of registered shares (the "Class A Purchase").

        In addition, JEH LLC and Jones Energy Finance Corp., our wholly-owned subsidiary that has no material assets and was formed for the sole purpose of co-issuing some of our debt, entered into a purchase agreement with certain institutional investors and accredited investors to issue $250.0 million in aggregate principal amount of 9.25% senior unsecured notes due 2023 (the "2023 Notes") in a private placement. The 2023 Notes will rank equally with all of our other senior unsecured indebtedness and be effectively subordinated in right of payment to all of our secured indebtedness (to the extent of the collateral securing such indebtedness). The 2023 Notes will be fully and unconditionally guaranteed on a senior unsecured basis by Jones Energy, Inc. and by all of our existing subsidiaries (other than the co-issuer and two immaterial subsidiaries) and any future subsidiaries that guarantee indebtedness under our senior secured revolving credit facility or other debt securities.

        We currently expect the closing of the Class A Purchase and the 2023 Notes to occur on or about February 23, 2015, subject to customary closing conditions. We intend to use substantially all of the net proceeds from the Class A Purchase and issuance of the 2023 Notes to repay indebtedness outstanding under our senior secured revolving credit facility. Although it is our intention to close the Class A Purchase and the offering of the 2023 Notes following the closing of this offering, the offer of our Class A common stock under this prospectus supplement is not conditioned upon the closing of the Class A Purchase or the 2023 Notes offering. The Class A Purchase and the 2023 Notes are not being offered by means of this prospectus supplement.

Our Corporate Structure

        Jones Energy, Inc. (NYSE: JONE) was incorporated as a Delaware corporation in March 2013 and is a holding company whose sole material asset consists of units ("JEH LLC Units") in JEH LLC. As the sole managing member of JEH LLC, we are responsible for all operational, management and administrative decisions relating to JEH LLC's business and consolidates the financial results of JEH LLC and its subsidiaries, including Jones Energy Finance Corp.

        We, JEH LLC and the non-managing members of JEH LLC have entered into an Exchange Agreement (the "Exchange Agreement"), filed as Exhibit 10.3 to our Current Report on Form 8-K dated July 30, 2013, pursuant to which the non-managing members of JEH LLC (or certain permitted transferees thereof) have the right, subject to the terms of the Exchange Agreement, to exchange their limited liability company interests in JEH LLC ("JEH LLC Units"), together with a corresponding number of shares of our Class B common stock for our Class A common stock, on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications.

        Each share of our Class A common stock entitles its holder to one vote on all matters to be voted on by stockholders generally. Each share of our Class B common stock entitles its holder to one vote on all matters to be voted on by stockholders generally. Holders of our Class A common stock and Class B common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law or by our amended and restated certificate of incorporation. See "Description of Capital Stock."

        Our principal executive offices are located at 807 Las Cimas Pkwy, Suite 350, Austin, Texas 78746, and its telephone number is (512) 328-2953.

        The following diagram depicts our simplified organizational and ownership structure after giving effect to this offering and the Class A Purchase.

 THE OFFERING

Class A common stock offered hereby	7,500,000 shares, or 8,625,000 shares if the underwriters exercise in full their option to purchase an additional 1,125,000 shares.
Option to purchase additional shares	We have granted the underwriters an option for a period of 30 days from the date of this prospectus supplement to purchase up to 1,125,000 additional shares of Class A common stock.
Class A common stock outstanding before this offering and the Class A Purchase	12,946,497 shares.
Class A common stock outstanding before this offering, but including the Class A Purchase	17,708,402 shares.
Class A common stock outstanding after this offering and the Class A Purchase	25,208,402 shares, or 26,333,402 shares if the underwriters exercise in full their option to purchase an additional 1,125,000 shares.
Class B common stock outstanding after this offering and the Class A Purchase
36,422,660 shares. Shares of our Class B common stock have voting rights, but no economic rights. When a JEH LLC Unit is exchanged for a share of Class A common stock, a share of Class B common stock held by the Pre-IPO Owners (as defined below) will be cancelled.
Voting power of Class A common stock outstanding after giving effect to this offering and the Class A Purchase
40.9% (or 100% if all outstanding JEH LLC Units held by the Pre-IPO owners were exchanged, along with a corresponding number of shares of our Class B common stock, for newly-issued shares of Class A common stock on a one-for-one basis)
Voting power of Class B common stock outstanding after giving effect to this offering and the Class A Purchase
59.1% (or 0% if all outstanding JEH LLC Units held by the Pre-IPO Owners were exchanged, along with a corresponding number of shares of our Class B common stock, for newly-issued shares of Class A common stock on a one-for-one basis).

Use of proceeds	We expect to receive approximately $72.4 million of net proceeds from the sale of Class A common stock in this offering, after deducting underwriting discounts and commissions and estimated offering expenses (or approximately $83.4 million if the underwriter's option to purchase additional shares is exercised in full). Following the closing of this offering, we intend to use the net proceeds from this offering to repay borrowings under our senior secured revolving credit facility and to pay related fees and expenses of this offering. See "Use of Proceeds" on page S-45 of this prospectus supplement.

Affiliates of certain of the underwriters are lenders under our senior secured revolving credit facility and, accordingly, will receive a portion of the net proceeds from this offering. See "Use of Proceeds" and "Underwriting (Conflicts of Interest)."
Voting rights
Each share of our Class A common stock entitles its holder to one vote on all matters to be voted on by stockholders generally. Each share of our Class B common stock entitles its holder to one vote on all matters to be voted on by stockholders generally. Holders of our Class A common stock and Class B common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law or by our amended and restated certificate of incorporation. See "Description of Capital Stock" in the accompanying base prospectus.
Conflicts of Interest
Affiliates of certain of the underwriters are lenders under our senior secured revolving credit facility and, accordingly, will receive a portion of the net proceeds of this offering. Because affiliates of certain of the underwriters will receive more than 5% of the net proceeds in this offering, certain of the underwriters will be deemed to have a "conflict of interest" under Rule 5121(f)(5) of the Financial Industry Regulatory Authority, Inc., or FINRA. Accordingly, this offering will be made in compliance with the applicable provisions of Rule 5121. Rule 5121 provides that a qualified independent underwriter meeting certain standards must participate in the preparation of the prospectus and exercise the usual standards of due diligence with respect thereto. Tudor, Pickering, Holt & Co. Securities, Inc. is serving as a qualified independent underwriter in pricing the offering and conducting due diligence. We have agreed to indemnify Tudor, Pickering, Holt & Co. Securities, Inc. against certain liabilities incurred in connection with it acting as a qualified independent underwriter for this offering, including liabilities under the Securities Act. See "Use of Proceeds" and "Underwriting (Conflicts of Interest)."

Dividend Policy	Holders of Class A common stock are entitled to dividends when and if declared by our board of directors, subject to certain restrictions and preferences; however, we do not anticipate paying any cash dividends on our Class A common stock. Holders of Class B common stock are not entitled to dividends unless such dividends are in kind. In addition, our senior secured revolving credit facility prevents us from paying cash dividends. See "Description of Capital Stock" in the accompanying base prospectus.
Exchange rights of holders of JEH LLC Units
Under the Exchange Agreement, holders of JEH LLC Units may exchange their JEH LLC Units (together with a corresponding number of shares of Class B common stock) for shares of Class A common stock (on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassification and other similar transactions).
Risk factors
You should read the risk factors found in the documents incorporated herein by reference, as well as the other cautionary statements throughout this prospectus supplement, to ensure you understand the risks associated with an investment in our Class A common stock. See "Risk Factors."
New York Stock Exchange symbol	JONE.

 SUMMARY HISTORICAL CONSOLIDATED AND UNAUDITED PRO FORMA FINANCIAL
DATA OF JONES ENERGY, INC.

        Set forth below is our summary historical consolidated financial data for the years ended December 31, 2013, 2012 and 2011 and for the nine months ended September 30, 2014 and 2013, and summary unaudited pro forma financial information giving effect to the Sabine acquisition and the issuance of our 6.75% Senior Notes due April 2022 (the "Existing Senior Notes") for the periods indicated. The summary historical financial data as of December 31, 2013, 2012 and 2011 is derived from our audited historical consolidated financial statements that are incorporated by reference in this prospectus supplement. The historical consolidated financial data for the nine months ended September 30, 2014 and 2013 is derived from our unaudited consolidated financial statements incorporated by reference. The summary unaudited pro forma financial data for the year ended December 31, 2013 is derived from the unaudited pro forma condensed consolidated financial statements included elsewhere or incorporated by reference in this prospectus supplement. The pro forma adjustments have been prepared as if the Sabine acquisition, our reorganization as a corporation, the offering of our Existing Senior Notes and the application of the use of proceeds from the offering of the Existing Senior Notes had taken place as of January 1, 2013. The unaudited pro forma financial information, while helpful in illustrating the financial characteristics of the consolidated company under one set of assumptions, does not reflect the impact of possible revenue enhancements, expense efficiencies and asset dispositions, among other factors, that may result as a consequence of the acquisition and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the consolidated company would have been had the acquisition occurred prior to these periods.

        For further information that will help you better understand the summary financial data, you should read this financial data in conjunction with "Selected Historical Consolidated and Unaudited Pro Forma Financial Data of Jones Energy, Inc." and the historical consolidated financial statements and related notes and other financial information included elsewhere or incorporated by reference in this prospectus supplement. Our historical results of operations are not necessarily indicative of results to be expected for any future periods.

	Nine Months Ended September 30,
			Pro Forma Year Ended December 31, 2013	Year Ended December 31,
	2014	2013		2013	2012	2011
	(unaudited)		(unaudited)
Statement of Operations Data (dollars in thousands except per share data):
Operating revenues:
Oil and gas sales	$303,370	$188,184	$307,667	$258,063	$148,967	$167,261
Other revenues	1,610	673	1,106	1,106	847	1,022

Total operating revenues	304,980	188,857	308,773	259,169	149,814	168,283

Operating costs and expenses:
Lease operating	33,635	19,308	33,363	27,781	23,097	21,548
Production taxes	14,919	9,103	15,570	12,865	5,583	5,333
Exploration	3,278	1,458	1,710	1,710	356	780
Depreciation, depletion and amortization	130,521	82,552	135,788	114,136	80,709	68,906
Impairment of oil and gas properties	—	—	14,415	14,415	18,821	31,970
Accretion of discount	573	434	666	608	533	413
General and administrative expense (including non-cash compensation expense)	18,723	25,611	31,902	31,902	15,875	16,679

Total operating expenses	201,649	138,466	233,414	203,417	144,974	145,629

Operating income	103,331	50,391	75,359	55,752	4,840	22,654

Other income (expense):
Interest expense	(34,659)	(23,427)	(43,856)	(30,774)	(25,292)	(21,994)
Net gain (loss) on commodity derivatives	(9,785)	4,444	(2,566)	(2,566)	16,684	34,490
Gain on bargain purchase	—	—	—	—	—	26,208
Gain (loss) on sale of assets	97	(30)	(78)	(78)	1,162	(859)

Total other income (expense), net	(44,347)	(19,013)	(46,500)	(33,418)	(7,446)	37,845

Income (loss) before income taxes	58,984	31,378	28,859	22,334	(2,606)	60,499
Income tax provision	6,550	(93)	4,880	(71)	473	173

Net income (loss)	52,434	31,471	23,979	22,405	(3,079)	60,326

Net income (loss) attributable to controlling interests	42,879	32,340	20,326	24,591	—	—

Net income attributable to controlling interests.	$9,555	$(869)	$3,653	$(2,186)	$(3,079)	$60,326

Earnings per share
Basic and diluted	$0.76	$(0.07)	$0.29	$(0.17)
Weighted average shares outstanding:
Basic (in thousands)	12,503	12,500	12,500	12,500
Diluted (in thousands)	12,540	12,500	12,503	12,500
Other Supplementary Data:
EBITDAX[1]	$227,559	$153,181	$246,314	$204,997	$135,741	$127,960
Adjusted net income[2]	56,013	44,021	57,216	54,792	29,411	34,894

1
EBITDAX is a non-GAAP financial measure. For a definition of EBITDAX and a reconciliation of EBITDAX to our net income, see "—Non-GAAP Financial Measure" below.

2
Adjusted net income is a non-GAAP financial measure. For a definition of adjusted net income and a reconciliation of adjusted net income to our net income, see "—Non-GAAP Financial Measures" below.

	Nine Months Ended September 30,		Year Ended December 31,
	2014	2013	2013	2012	2011
	(unaudited)
Statement of Cash Flow Data (dollars in thousands)
Net cash flow provided by operating activities	$251,832	$118,565	$148,573	$84,550	$120,217
Net cash used in investing activities	(343,073)	(119,609)	(368,277)	(337,636)	(318,963)
Net cash provided by financing activities	100,211	373	219,798	270,676	186,322

Net increase (decrease) in cash	$8,970	$(671)	$94	$17,590	$(12,424)

		As of December 31,
	As of September 30, 2014
		2013	2012	2011
	(unaudited)
Balance Sheet Data (dollars in thousands):
Cash and cash equivalents	$32,790	$23,820	$23,726	$6,136
Other current assets	116,762	121,782	74,886	88,546

Total current assets	149,552	145,602	98,612	94,682
Property and equipment, net	1,537,567	1,300,672	1,010,742	743,575
Other long-term assets	34,075	41,705	41,332	42,878

Total assets	$1,721,194	$1,487,979	$1,150,686	$881,135

Current liabilities	$239,618	$179,668	$93,421	$108,494
Long-term debt	770,000	658,000	610,000	415,000
Other long-term liabilities	32,669	26,187	18,865	11,733
Total members' capital	678,907	624,124	428,400	345,908

Total liabilities and members' capital	$1,721,194	$1,487,979	$1,150,686	$881,135

Non-GAAP Financial Measures

        EBITDAX is a supplemental non-GAAP financial measure that is used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies.

        We define EBITDAX as earnings before interest expense, income taxes, depreciation, depletion and amortization, exploration expense, gains and losses from derivatives less the current period settlements of matured derivative contracts and the other items described below, however, we may modify our definition of EBITDAX in the future. EBITDAX is not a measure of net income as determined by United States generally accepted accounting principles, or GAAP. Management believes EBITDAX is useful because it allows them to more effectively evaluate our operating performance and compare the results of our operations from period to period and against our peers without regard to our financing methods or capital structure. We exclude the items listed above from net income in arriving at EBITDAX because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. EBITDAX has limitations as an analytical tool and should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of our liquidity. Certain items excluded from EBITDAX are significant components in understanding and assessing a company's financial performance, such as a company's cost of capital and tax structure, as well as the historical costs of depreciable assets. Our presentation of EBITDAX should not be construed as an inference that our results will be unaffected by unusual or non-recurring items. Our computations of EBITDAX may not be comparable to other similarly titled measures of other companies.

        The following table sets forth a reconciliation of net income (loss) as determined in accordance with GAAP to EBITDAX for the periods indicated:

	Nine Months Ended September 30,
			Pro Forma Year Ended December 31, 2013	Year Ended December 31,
	2014	2013		2013	2012	2011
	(unaudited)		(dollars in thousands)
Reconciliation of EBITDAX to Net Income (Loss)
Net income (loss)	$52,434	$31,471	$23,979	$22,405	$(3,079)	$60,326
Interest expense (excluding amortization of deferred financing costs)	28,530	21,424	40,738	28,097	21,748	19,054
Exploration expense	3,278	1,458	1,710	1,710	356	780
Income taxes	6,550	(93)	4,880	(71)	473	173
Amortization of deferred financing costs	6,129	2,003	3,118	2,677	3,544	2,940
Depreciation and depletion	130,521	82,552	135,788	114,136	80,709	68,906
Impairment of oil and natural gas properties	—	—	14,415	14,415	18,821	31,970
Accretion expense	573	434	666	608	533	413
Other non-cash charges	241	227	79	79	129	(59)
Stock compensation expense	2,707	10,379	10,838	10,838	570	1,134
Other compensation expense	380	2,592	2,719	2,719	—	—
Net (gain) loss on derivative contracts	9,785	(4,444)	2,566	2,566	(16,684)	(34,490)
Current period settlements of matured derivative contracts	(12,610)	5,262	5,209	5,209	29,783	2,162
Amortization of deferred revenue	(862)	(114)	(469)	(469)	—	—
Gain on bargain purchase	—	—	—	—	—	(26,208)
Loss (gain) on sales of assets	(97)	30	78	78	(1,162)	859

EBITDAX	$227,559	$153,181	$246,314	$204,997	$135,741	$127,960

        Adjusted Net Income is a supplemental non-GAAP financial measure that is used by management and external users of Jones Energy Inc.'s consolidated financial statements.

        We define Adjusted Net Income as net income excluding the impact of certain non-cash items including gains or losses on commodity derivative instruments not yet settled, impairment of oil and gas properties, non-cash compensation expense. We believe Adjusted Net Income is useful to investors because it provides readers with a more meaningful measure of our profitability before recording certain items for which the timing or amount cannot be reasonably determined. However, this measure is provided in addition to, not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP. Our computations of Adjusted Net Income may not be comparable to other similarly titled measures of other companies.

        The following table provides a reconciliation of net income (loss) as determined in accordance with GAAP to adjusted net income for the periods indicated.

	Nine Months Ended September 30,
			Pro Forma Year Ended December 31, 2013	Year Ended December 31,
	2014	2013		2013	2012	2011
	(unaudited)			(dollars in thousands)
Net Income (Loss)	$52,434	$31,471	$23,979	$22,405	$(3,079)	$60,326
Net (gain) loss on derivative contracts	9,785	(4,444)	2,566	2,566	(16,684)	(34,490)
Current period settlements of matured derivative contracts	(12,610)	5,262	5,209	5,209	29,783	2,162
Impairment of oil and gas properties	—	—	14,415	14,415	18,821	31,970
Non-cash stock compensation expense	2,707	10,379	10,838	10,838	570	1,134
Other non-cash stock compensation expense	380	2,592	2,719	2,719	—	—
Gain on bargain purchase	—	—	—	—	—	(26,208)
Net unamortized capitalized loan costs associated with term loan	3,761	—	—	—	—	—
Tax impact[1]	(444)	(1,239)	(2,510)	(3,360)	—	—

Adjusted Net Income	$56,013	$44,021	$57,216	$54,792	$29,411	$34,894

Adjusted net income attributable to non-controlling interests	$45,818		$(47,221)	$(51,182)

Adjusted net income attributable to controlling interests	$10,195		$9,995	$3,610

Effective tax rate on net income attributable to controlling interests	36.8%		38.9%	36.9%

1
In arriving at adjusted net income, the tax impact of the adjustments to net income is determined by applying the appropriate tax rate to each adjustment then allocating the tax impact between the controlling and non-controlling interests. The tax impact of the adjustments to net income for the unaudited pro forma financials reflects the Post-IPO corporate structure as if we were subject to corporate taxes as of January 1, 2013.

 SUMMARY HISTORICAL RESERVE AND OPERATING DATA

Proved Reserves

        The following table sets forth summary data with respect to our estimated net proved oil, natural gas and NGLs reserves as of December 31, 2014, 2013, 2012 and 2011, which are based upon reserve reports of Cawley, Gillespie & Associates, Inc., or Cawley Gillespie, our independent reserve engineers. Cawley Gillespie's reports were prepared consistent with the rules and regulations of the SEC regarding oil and natural gas reserve reporting in effect during such periods.

	As of December 31,
	2014	2013	2012	2011
Reserve Data:
Estimated proved reserves:
Oil (MBbls)	27,683	16,688	12,540	7,440
Natural gas (MMcf)	292,277	236,648	228,080	244,579
NGLs (MBbls)	38,870	32,915	34,746	34,606
Total estimated proved reserves (MBoe)[1]	115,266	89,045	85,299	82,809
Estimated proved developed reserves:
Oil (MBbls)	10,773	7,129	4,261	2,535
Natural gas (MMcf)	160,877	139,622	110,956	110,434
NGLs (MBbls)	22,555	19,101	16,320	14,021
Total estimated proved developed reserves (MBoe)[1]	60,141	49,501	39,074	34,961
Estimated proved undeveloped reserves:
Oil (MBbls)	16,910	9,559	8,278	4,905
Natural gas (MMcf)	131,400	97,025	117,124	134,146
NGLs (MBbls)	16,315	13,814	18,426	20,586
Total estimated proved undeveloped reserves (MBoe)[1]	55,125	39,544	46,225	47,849
PV-10 (in millions)[2]	$1,502	$1,017	$782	$916
Standardized measure (in millions)[3]	1,389	941	782	916

1
One Boe is equal to six Mcf of natural gas or one Bbl of oil or NGLs based on an approximate energy equivalency. This is a physical correlation and does not reflect a value or price relationship between the commodities.

2
PV-10 is a non-GAAP financial measure and generally differs from Standardized Measure, the most directly comparable GAAP financial measure, because it does not include the effect of income taxes on discounted future net cash flows. Neither PV-10 nor Standardized Measure represents an estimate of the fair market value of our oil and natural gas properties. The oil and gas industry uses PV-10 as a measure to compare the relative size and value of proved reserves held by companies without regard to the specific tax characteristics of such entities. See "Reconciliation of PV-10 to Standardized Measure" below.

3
Standardized measure is calculated in accordance with Statement of Financial Accounting Standards No. 69 Disclosures About Oil and Gas Producing Activities, as codified in ASC Topic 932, Extractive Activities—Oil and Gas. Prior to the reorganization that occurred in 2013 in connection with the IPO of shares of its Class A common stock, the predecessor of Jones Energy, Inc. was a limited liability company that was not subject to entity-level taxation during the periods presented except for the Texas franchise tax. Accordingly, standardized measure for historical periods was not reduced for income taxes. However, upon consummation of the IPO, Jones Energy, Inc. became subject to entity-level taxation, which is reflected in the standardized measure as of December 31, 2013.

        The following table sets forth the benchmark prices used to determine our estimated proved reserves for the periods indicated.

	As of December 31,
	2014	2013	2012	2011
Oil, Natural Gas and NGLs Benchmark Prices:
Oil (per Bbl)[1]	$94.99	$96.78	$94.71	$96.19
Natural gas (per MMBtu)[2]	4.35	3.67	2.76	4.12
NGLs (per Bbl)[3]	33.17	28.33	31.27	47.26

1
Benchmark prices for oil reflect the unweighted arithmetic average first-day-of-the-month prices for the prior 12 months using WTI Cushing posted prices. These prices were utilized in the reserve reports prepared by Cawley Gillespie and in management's internal estimates and are adjusted by well for content, quality, transportation fees, geographical differentials, marketing bonuses or deductions and other factors affecting the price received at the wellhead. As of December 31, 2014, 2013, 2012 and 2011, the average realized prices for oil were $91.06, $91.74, $90.74 and $92.04 per Bbl, respectively.

2
Benchmark prices for natural gas in the table above reflect the unweighted arithmetic average first-day-of-the-month prices for the prior 12 months, respectively, using Henry Hub prices. These prices were utilized in the reserve reports prepared by Cawley Gillespie and in management's internal estimates and are adjusted by well for content, quality, transportation fees, geographical differentials, marketing bonuses or deductions and other factors affecting the price received at the wellhead. As of December 31, 2014, 2013, 2012 and 2011, the average realized prices for natural gas were $4.16, $3.13, $2.24 and $3.83 per MMBtu, respectively.

3
Prices for NGLs in the table above reflect the average realized prices for the prior 12 months assuming ethane is recovered from the natural gas stream. Benchmark prices for NGLs vary depending on the composition of the NGL basket and current prices for the various components thereof, such as butane, ethane, and propane, among others. Due to declines in ethane prices relative to natural gas prices, beginning in 2012, purchasers of our Woodford production have been electing not to recover ethane from the natural gas stream and instead are paying us based on the natural gas price for the ethane left in the gas stream. As a result of the increased energy content associated with the returned ethane and the absence of plant shrinkage, this ethane rejection has increased the incremental revenue and volumes that we receive for our natural gas product relative to what we would have received if the ethane was separately recovered, but has reduced physical barrels of liquid ethane that we are selling.

Reconciliation of PV-10 to Standardized Measure

        PV-10 is derived from the Standardized Measure of discounted future net cash flows, which is the most directly comparable GAAP financial measure. PV-10 is a computation of the Standardized Measure of discounted future net cash flows on a pre-tax basis. PV-10 is equal to the Standardized Measure of discounted future net cash flows at the applicable date, before deducting future income taxes, discounted at 10 percent. We believe that the presentation of PV-10 is relevant and useful to investors because it presents the discounted future net cash flows attributable to our estimated net proved reserves prior to taking into account future corporate income taxes, and it is a useful measure for evaluating the relative monetary significance of our oil and natural gas properties. Further, investors may utilize the measure as a basis for comparison of the relative size and value of our reserves to other companies. We use this measure when assessing the potential return on investment related to our oil and natural gas properties. PV-10, however, is not a substitute for the Standardized Measure of discounted future net cash flows. Our PV-10 measure and the Standardized Measure of discounted future net cash flows do not purport to represent the fair value of our oil and natural gas reserves.

        The following table provides a reconciliation of PV-10 to the Standardized Measure of discounted future net cash flows at December 31, 2014, 2013, 2012 and 2011.

	As of December 31,
	2014	2013	2012	2011
	(in millions)
PV-10	$1,502	$1,017	$782	$916
Present value of future income taxes discounted at 10%	113	76	—	—

Standardized Measure	$1,389	$941	$782	$916

        Prior to the IPO, we were not subject to federal income tax; hence no income taxes were applied to reserve values in the previous years.

Operating Data

        The following table sets forth summary data regarding production volumes, average prices and average production costs associated with our sale of oil and natural gas for the periods indicated.

	Nine Months Ended September 30,		Year Ended December 31,
	2014	2013	2013	2012	2011
	(Unaudited)
Production and Operating Data:
Net Production Volumes[1]:
Oil (MBbls)	1,869	1,126	1,557	746	811
Natural gas (MMcf)	16,371	12,822	17,575	14,066	11,443
NGLs (MBbls)	1,733	1,287	1,724	1,773	1,215

Total (MBoe)	6,331	4,550	6,210	4,863	3,933

Average net daily production (Boe/d)	23,190	16,667	17,014	13,287	10,775
Average Sales Price[2]:
Oil (per Bbl)	$95.78	$93.05	$93.22	$89.71	$90.96
Natural gas (per Mcf)	3.91	3.21	3.16	2.17	3.49
NGLs (per Bbl)	34.82	32.85	33.30	29.07	44.04
Combined (per Boe) realized	47.92	41.36	41.56	30.63	42.53
Average Unit Costs per Boe:
Lease operating expense	$5.31	$4.24	$4.47	$4.75	$5.48
Production tax expense	2.36	2.00	2.07	1.15	1.36
Depreciation, depletion and amortization	20.62	18.14	18.38	16.60	17.52
General and administrative expense[3]	2.96	5.63	5.14	3.26	4.24

1
The Lipscomb SE field constituted approximately 23% of our estimated proved reserves as of December 31, 2014. Our production from the Lipscomb SE field was 1,751 MBoe and 36 MBoe for the years ended December 31, 2013 and 2012, respectively. The 2013 production was comprised of 858 MBbls of oil, 2,786 MMcf of natural gas and 430 MBbls of NGLs. The 2012 production was comprised of 17 MBbls of oil, 61 MMcf of natural gas and 9 MBbls of NGLs. The Lipscomb SE field was acquired in December 2012, therefore we had no production from the field for the year ended December 31, 2011.

2
Prices do not include the effects of derivative cash settlements.

3
General and administrative includes non-cash stock-based compensation of $13.6 million, $0.6 million and $1.1 million for the years ended December 31, 2013, 2012 and 2011, respectively and $2.7 and $10.4 for the nine months ended September 30, 2014 and 2013 respectively. Excluding stock-based compensation from the above metric results in average general and administrative cost per Boe of $2.95, $3.15 and $3.95 for the years ended December 31, 2013, 2012 and 2011, respectively and $2.96 and $2.95 for the nine months ended September 30, 2014 and 2013 respectively.

RISK FACTORS

        An investment in our Class A common stock involves a significant degree of risk. The trading price of our Class A common stock could decline due to any of these risks, and you may lose all or part of your investment. In addition to the information presented in this prospectus supplement and the risk factors in our Annual Report on Form 10-K for the year ended December 31, 2013, and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014, each as filed under the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are incorporated by reference in this prospectus supplement, you should consider carefully the following risk factors before deciding to purchase shares of our Class A common stock. As used in this section, references to the "Company," "we," "our" or "us" refer to Jones Energy, Inc. and its subsidiaries, including Jones Energy Holdings, LLC ("JEH LLC"), and references to "JONE" refer solely to Jones Energy, Inc. and not to any of its subsidiaries.

Risks Related to Our Business

Oil, natural gas and NGL prices are volatile. A substantial or extended decline in oil, natural gas or NGL prices may adversely affect our business, financial condition or results of operations and our ability to meet our capital expenditure obligations and financial commitments.

        The price we receive for our oil, natural gas and NGLs heavily influences our revenue, profitability, access to capital and future rate of growth. Oil and natural gas are commodities and, therefore, their prices are subject to wide fluctuations in response to relatively minor changes in supply and demand. The markets for oil, natural gas and NGLs historically have been volatile. For example, for the five years ended December 31, 2014, the NYMEX—WTI oil price ranged from a high of $113.93 per Bbl to a low of $53.27 per Bbl, while the NYMEX—Henry Hub natural gas price ranged from a high of $7.92 per MMBtu to a low of $1.82 per MMBtu. These markets will likely continue to be volatile in the future, especially given the current geopolitical conditions. The prices we receive for our production and the levels of our production depend on numerous factors beyond our control. These factors include the following:

  •
  regional and worldwide economic conditions impacting the supply and demand for oil, natural gas and NGLs;

  •
  the actions of the Organization of Petroleum Exporting Countries;

  •
  the price and quantity of imports of foreign oil, natural gas and NGLs;

  •
  political conditions regionally, domestically or in other oil and gas-producing regions, including the Middle East, Africa, South America and Russia;

  •
  the level of domestic and global oil and natural gas exploration and production;

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  the level of domestic and global oil and natural gas inventories;

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  prevailing prices on local price indexes in the areas in which we operate and expectations about future commodity prices;

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  the proximity, capacity, cost and availability of gathering and transportation facilities, and other factors that result in differentials to benchmark prices;

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  localized supply and demand fundamentals and transportation availability;

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  weather conditions and natural disasters;

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  domestic, local and foreign governmental regulations and taxes;

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  speculation as to the future price of oil, natural gas and NGLs and the speculative trading of oil, natural gas and NGLs;

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  trading prices of futures contracts;

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  price and availability of competitors' supplies of oil, natural gas and NGLs;

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  technological advances affecting energy consumption;

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  the price and availability of alternative fuels; and

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  the impact of energy conservation efforts.

        NGLs are made up of ethane, propane, isobutane, butane and natural gasoline, all of which have different uses and different pricing characteristics. NGLs comprised 28% of our 2013 production, and we realized an average price of $33.30 per barrel. An extended decline in NGL prices could materially and adversely affect our future business, financial condition and results of operations.

        Substantially all of our production is sold to purchasers under contracts with market-based prices. Lower oil, natural gas and NGL prices will reduce our cash flows and the present value of our reserves. If oil, natural gas and NGL prices deteriorate, we anticipate that the borrowing base under our senior secured revolving credit facility, which is revised periodically, may be reduced, which would negatively impact our borrowing ability. Additionally, prices could reduce our cash flows to a level that would require us to borrow to fund our capital budget. Lower oil, natural gas and NGL prices may also reduce the amount of oil, natural gas and NGLs that we can produce economically. Substantial decreases in oil, natural gas and NGL prices could render uneconomic a significant portion of our identified drilling locations. This may result in significant downward adjustments to our estimated proved reserves. As a result, a substantial or extended decline in oil, natural gas or NGL prices may materially and adversely affect our future business, financial condition, results of operations, liquidity or ability to finance planned capital expenditures.

Drilling for and producing oil, natural gas and NGLs are high risk activities with many uncertainties that could adversely affect our business, financial condition or results of operations.

        Our future financial condition and results of operations will depend on the success of our exploration, exploitation, development and production activities. Our oil, natural gas and NGLs exploitation, development and production activities are subject to numerous risks beyond our control, including the risk that drilling will not result in commercially viable oil and natural gas production. Our decisions to purchase, explore, develop or otherwise exploit locations or properties will depend in part on the evaluation of information obtained through geophysical and geological analyses, production data and engineering studies, the results of which are often inconclusive or subject to varying interpretations. In addition, our cost of drilling, completing and operating wells is often uncertain before drilling commences. Further, many factors may curtail, delay or cancel our scheduled drilling projects, including the following:

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  delays imposed by or resulting from compliance with regulatory and contractual requirements and related lawsuits, which may include limitations on hydraulic fracturing or the discharge of greenhouse gases;

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  pressure or irregularities in geological formations;

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  shortages of or delays in obtaining equipment and qualified personnel;

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  equipment failures or accidents;

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  lack of available gathering facilities or delays in construction of gathering facilities;

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  lack of available capacity on interconnecting transmission pipelines;

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  fires and blowouts;

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  adverse weather conditions, such as hurricanes, blizzards and ice storms;

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  environmental hazards, such as natural gas leaks, oil spills, pipeline and tank ruptures, encountering naturally occurring radioactive materials, and unauthorized discharges of brine, well stimulation and completion fluids, toxic gases or other pollutants into the surface or subsurface environment;

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  declines in oil, natural gas and NGL prices;

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  limited availability of financing at acceptable rates;

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  title problems; and

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  limitations in the market for oil, natural gas and NGLs.

Part of our strategy involves using some of the latest available horizontal drilling and completion techniques, which involve risks and uncertainties in their application.

        Our operations involve utilizing some of the latest drilling and completion techniques as developed by us and our service providers. Risks that we face while drilling include, but are not limited to, the following:

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  effectively controlling the level of pressure flowing from particular wells;

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  landing our wellbore in the desired drilling zone;

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  staying in the desired drilling zone while drilling horizontally through the formation;

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  running our casing the entire length of the wellbore; and

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  running tools and other equipment consistently through the horizontal wellbore.

        Risks that we face while completing our wells include, but are not limited to, the following:

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  the ability to fracture stimulate the planned number of stages;

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  the ability to run tools the entire length of the wellbore during completion operations; and

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  the ability to successfully clean out the wellbore after completion of the final fracture stimulation stage.

        The results of our drilling in new or emerging formations are more uncertain initially than drilling results in areas that are more developed and have a longer history of established production. Newer or emerging formations and areas have limited or no production history and, consequently, we are more limited in assessing future drilling results in these areas.

The value of our undeveloped acreage could decline if drilling results are unsuccessful.

        The success of our horizontal drilling and completion techniques can only be evaluated over time as more wells are drilled and production profiles are established over a sufficiently long time period. If our drilling results are less than anticipated or we are unable to execute our drilling program because of capital constraints, lease expirations, access to gathering systems, declines in oil, natural gas and NGL prices and/or other factors, the return on our investment in these areas may not be as attractive as we anticipate. Further, as a result of any of these developments we could incur material write-downs of our oil and gas properties and the value of our undeveloped acreage could decline in the future.

Our business requires substantial capital expenditures, and we may be unable to obtain needed capital or financing on satisfactory terms or at all.

        Our exploration, exploitation, development and acquisition activities require substantial capital expenditures. Our total capital expenditures for 2014 were $518 million and our budgeted capital expenditures for 2015 are $210 million. Historically, we have funded development and operating activities primarily through a combination of equity capital raised from a private equity partner and our initial public offering, through borrowings under our senior secured revolving credit facility, through the issuance of debt securities and through internal operating cash flows. We intend to finance the majority of our capital expenditures predominantly with cash flows from operations. If necessary, we may also access capital through proceeds from potential asset dispositions, borrowings under our senior secured revolving credit facility and the issuance of additional debt and equity securities. Our cash flow from operations and access to capital are subject to a number of variables, including:

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  the estimated quantities of our oil, natural gas and NGL reserves;

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  the amount of oil, natural gas and NGLs we produce from existing wells;

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  the prices at which we sell our production;

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  any gains or losses from our hedging activities;

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  the costs of developing and producing our oil, natural gas and NGL reserves;

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  take-away capacity;

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  our ability to acquire, locate and produce new reserves;

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  the ability and willingness of banks to lend to us; and

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  our ability to access the equity and debt capital markets.

        If our cash flow from operations is not sufficient to fund our capital expenditure budget, we may have limited ability to obtain the additional capital necessary to conduct our operations at expected levels. Our senior secured revolving credit facility and the indenture governing our Existing Senior Notes may restrict our ability to obtain new debt financing. We may not be able to obtain debt or equity financing on terms favorable to us, or at all. The failure to obtain additional financing could result in a curtailment of our operations relating to exploration and development of our prospects, which in turn could lead to a decline in our oil, natural gas and NGLs production or reserves, and in some areas a loss of properties.

        External financing may be required in the future to fund our growth. We may not be able to obtain additional financing, and financing under our senior secured revolving credit facility and through the capital markets may not be available in the future. Without additional capital resources, we may be unable to pursue and consummate acquisition opportunities as they become available, and we may be forced to limit or defer our planned oil, natural gas and NGLs development program, which will adversely affect the recoverability and ultimate value of our oil, natural gas and NGLs properties, in turn negatively affecting our business, financial condition and results of operations.

The development of our proved undeveloped reserves in our areas of operation may take longer and may require higher levels of capital expenditures than we currently anticipate. Therefore, our undeveloped reserves may not be ultimately developed or produced.

        Approximately 48% of our total estimated proved reserves were classified as proved undeveloped as of December 31, 2014. Development of these reserves may take longer and require higher levels of capital expenditures than we currently anticipate. In addition, declines in commodity prices could cause us to reevaluate our development plans and delay or cancel development. Delays in the development of our reserves, increases in costs to drill and develop such reserves or declines in commodity prices will reduce the future net revenues estimated for such reserves and may result in some projects becoming uneconomic. In addition, delays in the development of reserves could cause us to have to reclassify our proved reserves as unproved reserves.

Unless we replace our reserves, our reserves and production will naturally decline, which would adversely affect our business, financial condition and results of operations.

        Unless we conduct successful development and acquisition activities or acquire properties containing proved reserves, our proved reserves will decline as those reserves are produced. Producing oil and natural gas reservoirs generally are characterized by declining production rates that vary depending upon reservoir characteristics and other factors. Our future oil, natural gas and NGL reserves and production, and therefore our cash flows and income, are highly dependent on our success in efficiently developing our current reserves and economically finding or acquiring additional recoverable reserves. We may not be able to develop, find or acquire additional reserves to replace our current and future production at acceptable costs. If we are unable to replace our current and future production, the value of our reserves will decrease, and our business, financial condition and results of operations will be adversely affected.

Our identified drilling locations are scheduled to be drilled over many years, making them susceptible to uncertainties that could materially alter the occurrence or timing of their drilling, which in certain instances could prevent or delay associated expected production. In addition, we may not be able to raise the amount of capital that would be necessary to drill a substantial portion of our identified drilling locations.

        Our management team has identified and scheduled certain drilling locations as an estimation of our future multi-year drilling activities on our existing acreage. These drilling locations represent a significant part of our growth strategy. Our drilling locations are in various stages of evaluation, ranging from a location that is ready to drill to a location that will require substantial additional interpretation. There is no way to predict in advance of drilling and testing whether any particular location will yield oil, natural gas or NGLs in sufficient quantities to recover drilling or completion costs or to be economically viable. Similarly, the use of technologies and the study of producing fields in the same area of producing wells will not enable us to know conclusively prior to drilling whether oil or natural gas will be present or, if present, whether oil or natural gas will be present in sufficient quantities to be economically viable. Even if sufficient quantities of oil or natural gas exist, we may damage the potentially productive hydrocarbon bearing formation or experience mechanical difficulties while drilling or completing the well, resulting in a reduction in production from or abandonment of the well. If we drill additional wells that we identify as dry holes in our current and future drilling locations, our drilling success rate may decline and materially harm our business. In addition, our ability to drill and develop these drilling locations depends on a number of uncertainties, including oil, natural gas and NGL prices, the availability and cost of capital, drilling and production costs, the availability of drilling services and equipment, drilling results, lease expirations, gathering systems, marketing and pipeline transportation constraints, regulatory approvals and other factors. In addition, a number of our identified drilling locations are associated with joint development agreements and if we do not meet our obligation to drill the minimum number of wells specified in an agreement, we will lose the right to continue to develop certain acreage covered by that agreement. Because of the uncertainty inherent in these factors, we do not know if the numerous drilling locations we have identified will ever be drilled or if we will be able to produce oil, natural gas or NGLs from these or any other drilling locations. In addition, unless production is established within the spacing units covering the undeveloped acres on which some of the potential locations are obtained, the leases for such acreage will expire.

If commodity prices decrease, we may be required to take write-downs of the carrying values of our properties.

        Accounting rules require that we periodically review the carrying value of our properties for possible impairment. Based on prevailing commodity prices and specific market factors and circumstances at the time of prospective impairment reviews, and the continuing evaluation of development plans, production data, economics and other factors, we may be required to write down the carrying value of our properties. A write-down constitutes a non-cash charge to earnings. Such impairment may also result in a reduction in proved reserves, thereby increasing future depletion charges per unit of production. We may incur impairment charges and related reductions in proved reserves in the future, which could have a material adverse effect on our results of operations for the periods in which such charges are taken.

Our estimated oil, natural gas and NGLs reserve quantities and future production rates are based on many assumptions that may prove to be inaccurate. Any significant inaccuracies in these reserve estimates or the underlying assumptions will materially affect the quantities and present value of our reserves.

        Numerous uncertainties are inherent in estimating quantities of oil, natural gas and NGL reserves. Our estimates of our proved reserve quantities are based upon our reserve report as of December 31, 2014. Reserve estimation is a subjective process of evaluating underground accumulations of oil, natural gas and NGLs that cannot be measured in an exact manner. Reserves that are "proved reserves" are those estimated quantities of oil, natural gas and NGLs that geological and engineering data demonstrate with reasonable certainty are recoverable in future years from known reservoirs under existing economic and operating conditions and that relate to projects for which the extraction of hydrocarbons must have commenced or the operator must be reasonably certain will commence within a reasonable time.

        The process of estimating oil, natural gas and NGL reserves is complex, requiring significant decisions and assumptions in the evaluation of available geological, engineering and economic data for each reservoir, and these reports rely upon various assumptions, including assumptions regarding future oil, natural gas and NGL prices, production levels, and operating and development costs. As a result, estimated quantities of proved reserves and projections of future production rates and the timing of development expenditures may prove to be inaccurate. Quantities of proved reserves are estimated based on pricing conditions in existence during the period of assessment and costs at the end of the period of assessment. Changes to oil, natural gas and NGL prices in the markets for such commodities may have the impact of shortening the economic lives of certain fields, because it becomes uneconomic to produce all recoverable reserves on such fields, which reduces proved property reserve estimates.

        Over time, we may make material changes to reserve estimates taking into account the results of actual drilling and production. Any significant variance in our assumptions and actual results could greatly affect our estimates of reserves, the economically recoverable quantities of oil, natural gas and NGLs attributable to any particular group of properties, the classifications of reserves based on risk of recovery, and estimates of the future net cash flows. In addition, changes in future production cost assumptions could have a significant effect on our proved reserve quantities.

If we do not fulfill our obligation to drill minimum numbers of wells specified in our joint development agreements, we will lose the right to develop the undeveloped acreage associated with the agreement and any proved undeveloped reserves attributable to such undeveloped acreage.

        If we do not meet our obligation to drill the minimum number of wells specified in a joint development agreement, we will lose the right to continue to develop the undeveloped acreage covered by the agreement, which would result in the loss of any proved undeveloped reserves attributable to such undeveloped acreage.

The standardized measure of discounted future net cash flows from our proved reserves will not necessarily be the same as the current market value of our estimated oil, natural gas and NGL reserves.

        You should not assume that the standardized measure of discounted future net cash flows from our proved reserves is the current market value of our estimated oil, natural gas and NGL reserves. In accordance with SEC requirements, we based the discounted future net cash flows from our proved reserves on the 12-month unweighted arithmetic average of the first-day-of-the-month commodities prices for the preceding 12 months without giving effect to derivative transactions. Actual future net cash flows from our oil and natural gas properties will be affected by factors such as:

  •
  commodity price hedging and actual prices we receive for oil, natural gas and NGLs;

  •
  actual cost of development and production expenditures;

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  the amount and timing of actual development and production; and

  •
  changes in governmental regulations or taxation.

        The timing of both our production and our incurrence of expenses in connection with the development and production of oil and natural gas properties will affect the timing and amount of actual future net revenues from proved reserves, and thus their actual present value. In addition, the 10% discount factor we use when calculating standardized measure may not be the most appropriate discount factor based on interest rates in effect from time to time and risks associated with our company or the oil and natural gas industry in general. Prior to the consummation of our initial public offering, as a limited liability company, we generally were not historically subject to entity-level taxation. Accordingly, our standardized measure for historical periods does not provide for federal or state corporate income taxes, because taxable income was passed through to our equity holders. However, upon consummation of our initial public offering, we became subject to entity-level taxation for federal income tax purposes, and our future income taxes will be dependent upon our future taxable income.

        If oil prices decline by $10.00 per Bbl, then our standardized measure as of December 31, 2014 excluding hedging impacts would decrease approximately $201.1 million. If natural gas prices decline by $1.00 per Mcf, then our standardized measure as of December 31, 2014 excluding hedging impacts would decrease by approximately $136.2 million.

Over 99% of our estimated proved reserves are located in the Anadarko and Arkoma basins in the Texas Panhandle and Oklahoma, making us vulnerable to risks associated with operating in one geographic area.

        Over 99% of our estimated proved reserves as of December 31, 2014 were located in the Anadarko and Arkoma basins in the Texas Panhandle and Oklahoma, approximately 71% of which are being produced from the Cleveland formation from properties located in four contiguous counties of Texas and Oklahoma. As a result of this concentration, we may be disproportionately exposed to the impact of regional supply and demand factors, delays or interruptions of production from wells in this area caused by governmental regulation, processing or transportation capacity constraints, availability of equipment, facilities, personnel or services market limitations or interruption of the processing or transportation of oil, natural gas or NGLs. In addition, the effect of fluctuations on supply and demand may become more pronounced within specific geographic oil and natural gas producing areas such as our properties producing from the Cleveland formation, which may cause these conditions to occur with greater frequency or magnify the effects of these conditions. Due to the concentrated nature of our portfolio of properties, a number of our properties could experience any of the same conditions at the same time, resulting in a relatively greater impact on our results of operations than they might have on other companies that have a more diversified portfolio of properties. Such delays or interruptions could have a material adverse effect on our financial condition and results of operations.

Our customer base is concentrated, and the loss of any one of our key customers could, therefore, adversely affect our financial condition and results of operations.

        Historically, we have been dependent on a few customers for a significant portion of our revenue. For the year ended December 31, 2013 purchases by our top four customers accounted for approximately 15%, 13%, 13% and 13%, respectively, of our total oil, natural gas and NGL sales. This concentration of customers may increase our overall exposure to credit risk, and customers will likely be similarly affected by changes in economic and industry conditions. To the extent that any of our major purchasers reduces their purchases of oil, natural gas or NGLs or defaults on their obligations to us, our financial condition and results of operations could be adversely affected.

We may be unable to make attractive acquisitions or successfully integrate acquired businesses, and any inability to do so may disrupt our business and hinder our ability to grow.

        In the future we may make acquisitions of businesses that complement or expand our current business. We may not be able to identify attractive acquisition opportunities. Even if we do identify attractive acquisition opportunities, we may not be able to complete the acquisition or do so on commercially acceptable terms.

        In addition, our senior secured revolving credit facility and the indenture governing the Existing Senior Notes impose, and the indenture governing the notes will contain, certain limitations on our ability to enter into mergers or combination transactions. Our senior secured revolving credit facility and the indenture governing the Existing Senior Notes limit, and the indenture governing the notes will limit, our ability to incur certain indebtedness, which could indirectly limit our ability to engage in acquisitions of businesses.

        Any acquisition involves potential risks, including, among other things:

  •
  the validity of our assumptions about estimated proved reserves, future production, commodity prices, revenues, capital expenditures, operating expenses and costs;

  •
  an inability to successfully integrate the assets we acquire;

  •
  an inability to obtain satisfactory title to the assets we acquire;

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  a decrease in our liquidity by using a significant portion of our available cash or borrowing capacity to finance acquisitions;

  •
  a significant increase in our interest expense or financial leverage if we incur additional debt to finance acquisitions;

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  the assumption of unknown liabilities, losses or costs for which we obtain no or limited indemnity or other recourse;

  •
  the diversion of management's attention from other business concerns;

  •
  an inability to hire, train or retain qualified personnel to manage and operate our growing assets; and

  •
  the occurrence of other significant changes, such as impairment of oil and natural gas properties, goodwill or other intangible assets, asset devaluation or restructuring charges.

        Our decision to acquire a property will depend in part on the evaluation of data obtained from production reports and engineering studies, geophysical and geological analyses and seismic data and other information, the results of which are often inconclusive and subject to various interpretations.

        The success of any completed acquisition, including the Sabine acquisition, will depend on our ability to integrate effectively the acquired assets into our existing operations. The process of integrating acquired assets may involve unforeseen difficulties and may require a disproportionate amount of our managerial and financial resources. In addition, even if we successfully integrate an acquisition, it may not be possible to realize the full benefits we may expect in estimated proved reserves, production volume, cost savings from operating synergies or other benefits anticipated from an acquisition or realize these benefits within the expected time frame. Anticipated benefits of an acquisition may be offset by operating losses relating to changes in commodity prices in oil and natural gas industry conditions, risks and uncertainties relating to the exploratory prospects of the combined assets or operations, or an increase in operating or other costs or other difficulties. If we fail to realize the benefits we anticipate from an acquisition, our results of operations may be adversely affected.

Deficiencies of title to our leased interests could significantly affect our financial condition.

        It is our practice, in acquiring oil and natural gas leases or undivided interests in oil and natural gas leases or other developed rights, not to incur the expense of retaining lawyers to examine the title to the mineral interest to be acquired. Rather, we rely upon the judgment of oil and natural gas lease brokers or landmen who perform the fieldwork in examining records in the appropriate governmental or county clerk's office to determine mineral ownership before we acquire an oil and gas lease or other developed rights in a specific mineral interest.

        Prior to the drilling of an oil or gas well, it is the normal practice in our industry for the operator of the well to obtain a drilling title opinion from a qualified title attorney to ensure there are no obvious title defects on the property on which the well is to be located. The title attorney would typically research documents that are of record, including liens, taxes and all applicable contracts that burden the property. Frequently, as a result of such examinations, certain curative work must be undertaken to correct defects in the marketability of the title, and such curative work entails expense. Our failure to completely cure any title defects may invalidate our title to the subject property and adversely impact our ability in the future to increase production and reserves. Additionally, because a less strenuous title review is conducted on lands where a well has not yet been scheduled, undeveloped acreage has greater risk of title defects than developed acreage. Any title defects or defects in assignment of leasehold rights in properties in which we hold an interest may adversely impact our ability in the future to increase production and reserves, which could have a material adverse effect on our business, financial condition and results of operations.

        We conduct a substantial portion of our operations through joint development agreements with third parties. Certain of our joint development agreements include drill-to-earn arrangements, whereby we are assigned title to properties from the third party after we complete wells and, in the case of certain counterparties, after completion reports relating to the wells have been approved by regulatory authorities whose approval may be delayed. Furthermore, certain of our joint development agreements specify that assignments are only to occur when the wells are capable of producing hydrocarbons in paying quantities. These additional conditions to assignment of title may from time to time apply to wells of substantial value. If one of our counterparties assigned title to a well in which we had earned an interest (according to our joint development agreement) to a third party, our title to such a well could be adversely impacted. In addition, if one of our counterparties becomes a debtor in a bankruptcy proceeding, or is placed into receivership, or enters into an assignment for the benefit of creditors, after we had earned ownership of, but before we had received title to, a well, certain creditors of the counterparty may have rights in that well that would rank prior to ours.

Our hedging strategy may be ineffective in reducing the impact of commodity price volatility from our cash flows, which could result in financial losses or could reduce our income.

        To achieve more predictable cash flow and to reduce our exposure to adverse fluctuations in the prices of oil, natural gas and NGLs, we enter into commodity derivative contracts for a significant portion of our oil, natural gas and NGLs production that could result in both realized and unrealized hedging losses. The extent of our commodity price exposure is related largely to the effectiveness and scope of our commodity derivative contracts. For example, some of the commodity derivative contracts we utilize are based on quoted market prices, which may differ significantly from the actual prices we realize in our operations for oil, natural gas and NGLs. In addition, our senior secured revolving credit facility limits the aggregate notional volume of commodities that can be covered under commodity derivative contracts we can enter into and, as a result, we will continue to have direct commodity price exposure on the unhedged portion of our production volumes. For the years ending December 31, 2015, 2016 and 2017, approximately 38%, 65% and 82%, respectively, of our estimated total oil, natural gas and NGL production, based on our reserve report as of December 31, 2014, will not be covered by commodity derivative contracts.

        Our policy has been to hedge a significant portion of our estimated oil, natural gas and NGLs production. However, our price hedging strategy and future hedging transactions will be determined at our discretion. We are not under an obligation to hedge a specific portion of our production. The prices at which we hedge our production in the future will be dependent upon commodity prices at the time we enter into these transactions, which may be substantially higher or lower than current oil, natural gas and NGLs prices. Accordingly, our price hedging strategy may not protect us from significant declines in oil, natural gas and NGL prices received for our future production. Conversely, our hedging strategy may limit our ability to realize cash flows from commodity price increases. It is also possible that a larger percentage of our future production will not be hedged as compared with past years, which would result in our oil and natural gas revenues becoming more sensitive to commodity price changes.

        In addition, our actual future production may be significantly higher or lower than we estimate at the time we enter into commodity derivative contracts for such period. If the actual amount is higher than we estimate, we will have greater commodity price exposure than we intended. If the actual amount is lower than the notional amount of our commodity derivative contracts, we might be forced to satisfy all or a portion of our commodity derivative contracts without the benefit of the cash flow from our sale or purchase of the underlying physical commodity, substantially diminishing our liquidity. There may be a change in the expected differential between the underlying commodity price in the commodity derivative contract and the actual price received, which may result in payments to our derivative counterparty that are not offset by our receipt of payments for our production in the field.

        As a result of these factors, our commodity derivative activities may not be as effective as we intend in reducing the volatility of our cash flows, and in certain circumstances may actually increase the volatility of our cash flows.

Our hedging transactions expose us to counterparty credit risk.

        Our hedging transactions expose us to risk of financial loss if a counterparty fails to perform under a derivative contract. Disruptions in the financial markets could lead to sudden changes in a counterparty's liquidity, which could impair their ability to perform under the terms of the derivative contract. We are unable to predict sudden changes in a counterparty's creditworthiness or ability to perform. Even if we do accurately predict sudden changes, our ability to negate the risk may be limited depending upon market conditions. Currently our entire hedge portfolio is hedged directly with banks in our credit agreements, thus allowing hedging without any margin requirements.

        During periods of falling commodity prices, our hedge receivable positions generally increase, which increases our counterparty credit exposure. If the creditworthiness of our counterparties deteriorates and results in their nonperformance, we could incur a significant loss.

The adoption of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, could have an adverse effect on our ability to use derivatives to reduce the effect of commodity price risk, interest rate and other risks associated with our business.

        We use commodity derivatives to manage our commodity price risk. The U.S. Congress adopted comprehensive financial reform legislation that, among other things, establishes comprehensive federal oversight and regulation of over- the-counter derivatives and many of the entities that participate in that market. Although the Dodd-Frank Act was enacted on July 21, 2010, the Commodity Futures Trading Commission, or the CFTC, and the SEC, along with certain other regulators, must promulgate final rules and regulations to implement many of its provisions relating to over-the-counter derivatives. While some of these rules have been finalized, some have not and, as a result, the final form and timing of the implementation of the new regulatory regime affecting commodity derivatives remains uncertain.

        In particular, on October 18, 2011, the CFTC adopted final rules under the Dodd-Frank Act establishing position limits for certain energy commodity futures and options contracts and economically equivalent swaps, futures and options. The position limit levels set the maximum amount of covered contracts that a trader may own or control separately or in combination, net long or short. The final rules also contained limited exemptions from position limits which would be phased in over time for certain bona fide hedging transactions and positions. The CFTC's original position limits rule was challenged in court by two industry associations and was vacated and remanded by a federal district court. Since that time, the CFTC has reproposed the rule in substantially the same form as the rule that was vacated by the court, but with certain non-substantive changes in response to the court's decision. The CFTC has sought comment on the position limits rule as reproposed, but has yet to issue its final rule. The CFTC also has withdrawn its appeal of the court order vacating the original position limits rule.

        If these or similar position limits go into effect in the future, the timing of implementation of the final rules, their applicability to, and impact on, us and the ultimate success of any legal challenge to their validity remain uncertain, and they could have a material adverse impact on us by affecting the prices of or market for commodities relevant to our operations and/or by reducing the availability to us of commodity derivatives.

        The Dodd-Frank Act also imposes a number of other new requirements on certain over-the-counter derivatives and subjects certain swap dealers and major swap participants to significant new regulatory requirements, which in certain cases may cause them to conduct their activities through new entities that may not be as creditworthy as our current counterparties, all of which may have a material adverse effect on us. The impact of this regulatory regime on the availability, pricing and terms and conditions of commodity derivatives remains uncertain, but the final requirements could have a materially adverse effect on our ability to hedge our exposure to commodity prices.

        If we reduce our use of derivatives as a result of the Dodd-Frank Act, the regulations promulgated under it and the changes to the nature of the derivatives markets, our results of operations may become more volatile and our cash flows may be less predictable, which could adversely affect our ability to plan for and fund capital expenditures. In addition, the Dodd-Frank Act was intended, in part, to reduce the volatility of commodity prices, which some legislators attributed to speculative trading in derivatives and commodity contracts related to oil, natural gas and NGLs. Our revenue could, therefore, be adversely affected if commodity prices were to decrease.

Certain federal income tax deductions currently available with respect to oil and natural gas exploration and development may be eliminated as a result of future legislation.

        From time to time, legislation is introduced that would, if enacted, make significant changes to United States tax laws. These proposed changes have included repealing many tax incentives and deductions that are currently used by United Staes oil and gas companies and imposing new fees. Among others, proposed changes have included: elimination of the ability to fully deduct intangible drilling costs in the year incurred; repeal of the percentage depletion deduction for oil and gas properties; repeal of the domestic production manufacturing deduction for oil and gas companies; increase in the geological and geophysical cost amortization period for independent producers; and implementation of a fee on non- producing federal oil and gas leases. The passage of legislation containing some or all of these provisions or any other similar change in United States federal income tax law could eliminate or postpone certain tax deductions that are currently available to us with respect to oil and natural gas exploration and development, and any such change could have a material adverse effect on our business, financial condition and results of operations.

We may be unable to compete effectively with larger companies, which may adversely affect our ability to generate sufficient revenues.

        The oil and natural gas industry is intensely competitive, and we compete with other companies that have greater resources than us. Many of our larger competitors not only drill for and produce oil and natural gas, but also engage in refining operations and market petroleum and other products on a regional, national or worldwide basis. These companies may have a greater ability to continue drilling activities during periods of low oil, natural gas and NGL prices, to contract for drilling equipment, to secure trained personnel, and to absorb the burden of present and future federal, state, local and other laws and regulations. The oil and natural gas industry has periodically experienced shortages of drilling rigs, equipment, pipe and personnel, which has delayed development drilling and other exploitation activities and has caused significant price increases. Competition has been strong in hiring experienced personnel, particularly in the engineering and technical, accounting and financial reporting, tax and land departments. In addition, competition is strong for attractive oil and natural gas producing properties, oil and natural gas companies, and undeveloped leases and drilling rights. Any inability to compete effectively with larger companies could have a material adverse impact on our financial condition and results of operations.

        The oil and natural gas industry is characterized by rapid and significant technological advancements and introductions of new products and services using new technologies. As others use or develop new technologies, we may be placed at a competitive disadvantage or competitive pressures may force us to implement those new technologies at substantial costs. In addition, other oil and natural gas companies may have greater financial, technical, and personnel resources that allow them to enjoy technological advantages and may in the future allow them to implement new technologies before we can. We may not be able to respond to these competitive pressures and implement new technologies on a timely basis or at an acceptable cost. If one or more of the technologies we use now or in the future were to become obsolete or if we are unable to use the most advanced commercially available technology, our business, financial condition and results of operations could be materially adversely affected.

We participate in oil and gas leases with third parties who may not be able to fulfill their commitments to our projects.

        We frequently own less than 100% of the working interest in the oil and gas leases on which we conduct operations, and other parties will own the remaining portion of the working interest. Financial risks are inherent in any operation where the cost of drilling, equipping, completing and operating wells is shared by more than one person. We could be held liable for joint activity obligations of other working interest owners, such as nonpayment of costs and liabilities arising from the actions of other working interest owners. In addition, declines in oil, natural gas and NGL prices may increase the likelihood that some of these working interest owners, particularly those that are smaller and less established, are not able to fulfill their joint activity obligations. A partner may be unable or unwilling to pay its share of project costs, and, in some cases, a partner may declare bankruptcy. In the event any of our project partners do not pay their share of such costs, we would likely have to pay those costs, and we may be unsuccessful in any efforts to recover these costs from our partners, which could materially adversely affect our financial position.

The unavailability or high cost of drilling rigs, equipment, supplies, personnel and oil field services as well as fees for the cancellation of such services could adversely affect our ability to execute development and exploitation plans on a timely basis and within budget, and consequently could adversely affect our anticipated cash flow.

        We utilize third-party services to maximize the efficiency of our operation. The cost of oil field services typically fluctuates based on demand for those services. We may not be able to contract for such services on a timely basis, or the cost of such services may not remain at a satisfactory or affordable level. Shortages or the high cost of drilling rigs, equipment, supplies or personnel, including hydraulic fracturing equipment, supplies and personnel necessary for horizontal drilling, could delay or adversely affect our development and exploitation operations, which could have a material adverse effect on our financial condition and results of operations.

        Our business depends in part on pipelines, transportation and gathering systems and processing facilities owned by others. Any limitation in the availability of those facilities could interfere with our ability to market our oil, natural gas and NGLs production and could harm our business.

        The marketability of our oil, natural gas and NGLs production depends in part on the availability, proximity and capacity of pipelines and other transportation methods, such as trucks, gathering systems and processing facilities owned by third parties. The amount of oil, natural gas and NGLs that can be produced and sold is subject to curtailment in certain circumstances, such as pipeline interruptions due to scheduled and unscheduled maintenance, excessive pressure, physical damage or lack of contracted capacity on such systems. Also, the transfer of our oil, natural gas and NGLs on third-party pipelines may be curtailed or delayed if it does not meet the quality specifications of the pipeline owners. Our access to transportation options, including trucks owned by third parties, can also be affected by U.S. federal and state regulation of oil and gas production and transportation, general economic conditions and changes in supply and demand. The curtailments arising from these and similar circumstances may last from a few days to several months. In many cases, we are provided only with limited, if any, notice as to when these circumstances will arise and their duration. Any significant curtailment in gathering system or transportation or processing facility capacity could reduce our ability to market our oil, natural gas and NGLs production and harm our business.

We may incur substantial losses and be subject to substantial liability claims as a result of our oil and natural gas operations. Additionally, we may not be insured for, or our insurance may be inadequate to protect us against, these risks.

        We are not insured against all risks. Losses and liabilities arising from uninsured and underinsured events could materially and adversely affect our business, financial condition or results of operations. We may elect not to obtain insurance if we believe that the cost of available insurance is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable. Our oil and natural gas exploration and production activities are subject to all of the operating risks associated with drilling for and producing oil and natural gas, including the possibility of:

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  environmental hazards, such as uncontrollable flows of oil, natural gas, brine, well fluids, toxic gas or other pollution into the environment, including groundwater contamination;

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  adverse weather conditions and natural disasters;

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  abnormally pressured formations;

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  facility or equipment malfunctions;

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  mechanical difficulties, such as stuck oilfield drilling and service tools and casing collapse;

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  fires, explosions and ruptures of pipelines;

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  personal injuries and death; and

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  terrorist attacks targeting oil and natural gas related facilities and infrastructure.

        Any of these risks could adversely affect our ability to conduct operations or result in substantial losses to us as a result of:

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  injury or loss of life;

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  damage to and destruction of property, natural resources and equipment;

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  pollution and other environmental damage and associated clean-up responsibilities;

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  regulatory investigations, penalties or other sanctions;

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  suspension of our operations; and

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  repair and remediation costs.

We are subject to complex federal, state, local and other laws and regulations that could adversely affect the cost, manner or feasibility of conducting our operations.

        Our oil and natural gas exploration and production operations are subject to complex and stringent laws and regulations. In order to conduct our operations in compliance with these laws and regulations, we must obtain and maintain numerous permits, approvals and certificates from various federal, state and local governmental authorities. Failure or delay in obtaining regulatory approvals or drilling permits could have a material adverse effect on our ability to develop our properties, and receipt of drilling permits with onerous conditions could increase our compliance costs. In addition, regulations regarding conservation practices and the protection of correlative rights affect our operations by limiting the quantity of oil, natural gas and NGLs we may produce and sell.

        We are subject to federal, state and local laws and regulations as interpreted and enforced by governmental authorities possessing jurisdiction over various aspects of the exploration, production and transportation of oil, natural gas and NGLs, as well as safety matters. Legal requirements are frequently changed and subject to interpretation, and we are unable to predict the ultimate cost of compliance with these requirements or their ultimate effect on our operations. We may be required to make significant expenditures to comply with governmental laws and regulations. The discharge of oil, natural gas, NGLs or other pollutants into the air, soil or water may give rise to significant liabilities on our part to the government, and third parties and may require us to incur substantial costs for remediation.

Our ability to pursue our business strategies may be adversely affected if we incur costs and liabilities due to a failure to comply with environmental regulations or a release of hazardous substances into the environment.

        We may incur significant costs and liabilities as a result of environmental requirements applicable to the operation of our wells, gathering systems and other facilities. These costs and liabilities could arise under a wide range of federal, state and local environmental laws and regulations, including, for example:

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  the Clean Air Act, or CAA, and comparable state laws and regulations that impose obligations related to air emissions;

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  the Clean Water Act and Oil Pollution Act, or OPA, and comparable state laws and regulations that impose obligations related to discharges of pollutants into regulated bodies of water;

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  the Resource Conservation and Recovery Act, or RCRA, and comparable state laws that impose requirements for the handling and disposal of waste from our facilities;

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  the Comprehensive Environmental Response, Compensation, and Liability Act, or CERCLA, and comparable state laws that regulate the cleanup of hazardous substances that may have been released at properties currently or previously owned or operated by us or at locations to which we have sent waste for disposal;

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  the Environmental Protection Agency's, or EPA's, community right to know regulations under the Title III of CERCLA and comparable state laws that require that we organize and/or disclose information about hazardous materials used or produced in our operations;

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  the Occupational Safety and Health Act, or OSHA, which establishes workplace standards for the protection of the health and safety of employees, including the implementation of hazard communications programs designed to inform employees about hazardous substances in the workplace, potential harmful effects of these substances, and appropriate control measures;

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  the National Environmental Policy Act, or NEPA, which requires federal agencies to evaluate major agency actions having the potential to significantly impact the environment and which may require the preparation of Environmental Assessments and more detailed Environmental Impact Statements that may be made available for public review and comment;

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  the Migratory Bird Treaty Act, which implements various treaties and conventions between the United States and certain other nations for the protection of migratory birds and, pursuant to which the taking, killing, or possessing of migratory birds is unlawful without a permit, thereby potentially requiring the implementation of operating restrictions or a temporary, seasonal, or permanent ban on operations in affected areas; and

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  the Endangered Species Act, or ESA, and analogous state laws, which seek to ensure that activities do not jeopardize endangered or threatened animals, fish and plant species, nor destroy or modify the critical habitat of such species.

        We may incur significant delays, costs and liabilities as a result of federal, state and local environmental, health and safety requirements applicable to exploration, development and production activities. These laws and regulations may require us to obtain a variety of permits or other authorizations governing our air emissions, water discharges, waste disposal or other environmental impacts associated with drilling, production and product transportation pipelines or other operations; regulate the sourcing and disposal of water used in the drilling, fracturing and completion processes; limit or prohibit drilling activities in certain areas and on certain lands lying within wilderness, wetlands, frontier and other protected areas; require remedial action to prevent or mitigate pollution from former operations such as plugging abandoned wells or closing earthen pits; and/or impose substantial liabilities for spills, pollution or failure to comply with regulatory filing requirements. In addition, these laws and regulations are complex, change frequently and have tended to become increasingly stringent over time. Failure to comply with these laws and regulations may trigger a variety of administrative, civil and criminal enforcement measures, including the assessment of monetary penalties, the imposition of remedial requirements, and the issuance of orders enjoining future operations. Certain environmental statutes, including the RCRA, CERCLA, the federal OPA and analogous state laws and regulations, impose strict joint and several liability for costs required to clean up and restore sites where petroleum or hazardous substances or other waste products have been disposed of or otherwise released. More stringent laws and regulations, including laws related to climate change and greenhouse gases, may be adopted in the future. The trend of more expensive and stringent environmental legislation and regulations applied to the oil and natural gas industry could continue, resulting in increased costs of doing business and consequently affecting profitability. Moreover, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the release of hazardous substances or other waste products into the environment.

Federal and state legislative and regulatory initiatives relating to hydraulic fracturing and other oil and gas production activities as well as governmental reviews of such activities could result in increased costs, additional operating restrictions or delays, which could adversely affect our production.

        Hydraulic fracturing is an important and common practice that is used to stimulate production of natural gas and/or oil from dense subsurface rock formations. The process involves the injection of water, sand and chemicals under pressure into the formation to fracture the surrounding rock and stimulate production. We routinely utilize hydraulic fracturing techniques in many of our oil and natural gas drilling and completion programs. The process is typically regulated by state oil and natural gas commissions. However, the EPA recently asserted federal regulatory authority over certain hydraulic fracturing activities involving diesel under the federal Safe Drinking Water Act, or SDWA, in states where EPA is the permitting authority and released guidance in February 2014 on regulatory requirements for companies that plan to conduct hydraulic fracturing using diesel in those states. In addition, the EPA an advance notice of proposed rulemaking under the Toxic Substances Control Act, relating to chemical substances and mixtures used in oil and gas exploration and production. Congress has also considered legislation to provide for federal regulation of hydraulic fracturing and to require disclosure of the chemicals used in the fracturing process.

        Some states, including those in which we operate, have adopted, and other states are considering adopting, regulations that could impose more stringent permitting, disclosure and well construction requirements on hydraulic fracturing operations under certain circumstances. For example, Texas adopted a law in June 2011 requiring disclosure to the Railroad Commission of Texas, or TRRC, and the public of certain information regarding the components of the fluids used in the hydraulic fracturing process. On December 13, 2011, the TRRC finalized regulations requiring public disclosure of chemicals in fluids used in the hydraulic fracturing process for drilling permits issued after February 1, 2012. In addition, on October 20, 2011, Louisiana adopted new regulations for hydraulic fracturing operations in the state. These new regulations require hydraulic fracturing operators to publicly disclose the volume of hydraulic fracturing fluid, the type, trade name, supplier and volume of additives, and a list of chemical compounds contained in the additive, along with its maximum concentration, subject to certain trade secret protections. However, trade secret chemicals must be identified by their chemical family. The mandatory disclosure of information regarding the constituents of hydraulic fracturing fluids could make it easier for third parties opposing the hydraulic fracturing process to initiate legal proceedings based upon allegations that specific chemicals used in the fracturing process could adversely affect the environment. In addition, the Oklahoma Corporation

Commission has adopted rules prohibiting water pollution resulting from hydraulic fracturing operations and requiring disclosure of chemicals used in hydraulic fracturing.

        Texas has also authorized the Texas Commission on Environmental Quality to suspend water use rights for oil and gas users in the event of serious drought conditions and has imposed more stringent emissions, monitoring, inspection, maintenance, and repair requirements on Barnett Shale operators to minimize Volatile Organic Compound, or VOC, releases. Also, Louisiana requires operators to minimize releases of gases into the open air after hydraulic fracturing in certain urban areas.

        In addition to state laws, local land use restrictions, such as city ordinances, may restrict or prohibit the performance of well drilling in general and/or hydraulic fracturing in particular. In the event state, local, or municipal legal restrictions are adopted in areas where we are currently conducting operations, or in the future plan to conduct operations, we may incur additional costs to comply with such requirements that may be significant in nature, experience delays or curtailment in the pursuit of exploration, development, or production activities, and perhaps even be precluded from drilling wells.

        There are also certain governmental reviews either underway or being proposed that focus on environmental aspects of hydraulic fracturing practices. The White House Council on Environmental Quality is coordinating an administration wide review of hydraulic fracturing practices, and a committee of the United States House of Representatives has conducted an investigation of hydraulic fracturing practices. Furthermore, a number of federal agencies are analyzing, or have been requested to review, a variety of environmental issues associated with hydraulic fracturing. The EPA is conducting a study of the potential environmental effects of hydraulic fracturing on drinking water and groundwater. The EPA released its first progress report on this study in December 2012 and has also released several papers for public and peer review. The study remains ongoing.

        The EPA announced on October 20, 2011 that it is launching a study of wastewater resulting from hydraulic fracturing activities and plans to propose pretreatment standards. In addition, the U.S. Department of Energy's Natural Gas Subcommittee of the Secretary of Energy Advisory Board conducted a review of hydraulic fracturing issues and practices and made recommendations to better protect the environment from drilling using hydraulic fracturing completion methods. These ongoing or proposed studies, depending on their degree of pursuit and any meaningful results obtained, could spur initiatives to further regulate hydraulic fracturing under the Safe Drinking Water Act, the Toxic Substances Control Act, or other statutory and/or regulatory mechanisms. President Obama created the Interagency Working Group on Unconventional Natural Gas and Oil by Executive Order on April 13, 2012, which is charged with coordinating and aligning federal agency research and scientific studies on unconventional oil and natural gas resources.

        Also, the U.S. Department of the Interior's Bureau of Land Management, or BLM, is considering rules regarding well stimulation, chemical disclosures and other requirements for hydraulic fracturing on federal and Indian lands. BLM released a proposed rule requiring the disclosure of chemicals used during hydraulic fracturing and addressing drilling plans, water management and wastewater disposal, on federal and Indian lands in May 2012. However, BLM pulled back its proposal in January 2013 after reviewing comments and published an updated proposed rule on May 24, 2013.

        State and federal regulatory agencies recently have focused on a possible connection between the operation of injection wells used for oil and gas waste waters and an observed increase in minor seismic activity and tremors. When caused by human activity, such events are called induced seismicity. In a few instances, operators of injection wells in the vicinity of minor seismic events have reduced injection volumes or suspended operations, often voluntarily. A 2012 report published by the National Academy of Sciences concluded that only a very small fraction of the tens of thousands of injection wells have been suspected to be, or have been, the likely cause of induced seismicity. However, some state regulatory agencies have modified their regulations to account for induced seismicity. For example, the Texas Railroad Commission rules allow the Commission to modify, suspend, or terminate a permit based on a determination that the permitted activity is likely to be contributing to seismic activity. The Oklahoma Corporation Commission also asserts authority to shut down injection wells that it considers linked to induced seismicity, and has recently taken other steps to regulate injection wells that may contribute to induced seismicity. Regulatory agencies are continuing to study possible linkage between injection activity and induced seismicity.

        Further, on April 17, 2012, the EPA released final rules to subject all oil and gas operations (production, processing, transmission, storage and distribution) to regulation under the New Source Performance Standards, or NSPS, and National Emission Standards for Hazardous Air Pollutants, or NESHAPS, programs. These rules became effective on October 15, 2012. The EPA rules also include NSPS standards for completions of hydraulically fractured gas wells. These standards include the reduced emission completion techniques developed in the EPA's Natural Gas STAR program along with pit flaring of gas not sent to the gathering line. The standards will be applicable to newly drilled and fractured wells as well as existing wells that are refractured. Further, the regulations under NESHAPS include maximum achievable control technology, or MACT, standards for those glycol dehydrators and storage vessels at major sources of hazardous air pollutants not currently subject to MACT standards. In October 2012, several challenges to the EPA's rules were filed by various parties, including environmental groups and industry associations. In a January 16, 2013 unopposed motion to hold this litigation in abeyance, the EPA indicated that it may reconsider some aspects of the rules. EPA has since reconsidered several aspects of the rules and may continue to make changes. Depending on the outcome of such judicial proceedings and regulatory actions, the rules may be further modified or rescinded or the EPA may issue new rules. We are currently evaluating the effect these rules will have on our business. Additionally, EPA has signaled its intent to regulate emissions of methane and volatile organic compounds from the oil and gas sector as a measure to implement President Obama's Climate Action Plan. EPA has released a series of white papers addressing methane reductions from the oil and gas sector. On January 14, 2015, the Obama Administration announced that EPA will propose a rule in the summer of 2015 to set standards for methane and volatile organic compound emissions from new and modified sources in the oil and gas sector. A final rule is expected in 2016. The Administration's announcement also stated that other federal agencies, including the Bureau of Land Management, the Pipeline and Hazardous Materials Safety Administration, and the Department of Energy will impose new or more stringent regulations on the oil and gas sector that will have the effect of further reducing methane emissions. Increased regulation and attention given to the hydraulic fracturing process could lead to greater opposition, including litigation, to oil and gas production activities using hydraulic fracturing techniques. Additional legislation or regulation could also lead to operational delays or increased operating costs in the production of oil and natural gas, including from the developing shale formations, or could make it more difficult to perform hydraulic fracturing. The adoption of any federal, state or local laws or the implementation of regulations regarding hydraulic fracturing could potentially cause a decrease in the completion of new oil and gas wells, increased compliance costs and time, which could adversely affect our financial position, results of operations and cash flows.

Climate change legislation or regulations restricting emissions of greenhouse gases could result in increased operating costs and reduced demand for the oil, natural gas and NGLs we produce.

        In December 2009, the EPA officially published its findings that emissions of carbon dioxide, methane and other greenhouse gases, or GHGs, present an endangerment to public health and the environment because emissions of such gases are, according to the EPA, contributing to warming of the earth's atmosphere and other climatic changes. Based on its findings, the EPA has promulgated regulations to restrict emissions of GHGs under existing provisions of the federal Clean Air Act, including one rule that requires a reduction in emissions of GHGs from motor vehicles and another that regulates emissions of GHGs from certain large stationary sources.

        In addition, on October 30, 2009, the EPA published a final rule requiring the reporting of GHG emissions from specified large GHG emission sources in the United States. On November 9, 2010, the EPA issued final rules to expand its existing GHG reporting rule to include onshore oil and natural gas production, processing, transmission, storage and distribution facilities with reporting of GHG emissions from such facilities required on an annual basis. The first reports were due in 2012 for emissions occurring in 2011.

        President Obama's 2013 Climate Action Plan also calls for reductions of methane emissions. As previously mentioned, the Obama Administration has announced that EPA will issue a proposed rule to require methane reductions from oil and gas sources in the summer of 2015, with a final rule expected in 2016. In addition, the U.S. Congress has from time to time considered adopting legislation to reduce emissions of GHGs and almost one half of the states have already taken legal measures to reduce emissions of GHGs primarily through the planned development of GHG emission inventories and/or regional GHG cap and trade programs. The adoption of legislation or regulatory programs to reduce emissions of GHGs could require us to incur increased operating costs, such as costs to purchase and operate emissions control systems, to acquire emissions allowances or comply with new regulatory or reporting requirements. Any such legislation or regulatory programs could also increase the cost of consuming, and thereby reduce demand for, the oil, natural gas and NGLs we produce. Consequently, legislation and regulatory programs to reduce emissions of GHGs could have an adverse effect on our business, financial condition and results of operations.

        In addition, there has been public discussion that climate change may be associated with extreme weather conditions such as more intense hurricanes, thunderstorms, tornados and snow or ice storms, as well as rising sea levels. Another possible consequence of climate change is increased volatility in seasonal temperatures. Some studies indicate that climate change could cause some areas to experience temperatures substantially colder than their historical averages. Extreme weather conditions can interfere with our production and increase our costs and damage resulting from extreme weather may not be fully insured. However, at this time we are unable to determine the extent to which climate change may lead to increased storm or weather hazards affecting our operations.

We may face unanticipated water and other waste disposal costs.

        We may be subject to regulation that restricts our ability to discharge water produced as part of our gas production operations. Productive zones frequently contain water that must be removed in order for the gas to produce, and our ability to remove and dispose of sufficient quantities of water from the various zones will determine whether we can produce gas in commercial quantities. The produced water currently is transported from the lease and injected into disposal wells. The availability of disposal wells with sufficient capacity to receive all of the water produced from our wells may affect our ability to produce our wells. Also, the EPA expects to issue new standards regarding the disposal of wastewater from hydraulic fracturing into publicly owned treatment facilities. Therefore, the cost to transport and dispose of that water, including the cost of complying with regulations concerning water disposal, may reduce our profitability.

        In the event water produced from our projects fails to meet the quality requirements of applicable regulatory agencies, our wells produce water in excess of the applicable volumetric permit limits, the disposal wells fail to meet the requirements of all applicable regulatory agencies, or we are unable to secure access to disposal wells with sufficient capacity to accept all of the produced water, we may have to shut in wells, reduce drilling activities, or upgrade facilities for water handling or treatment. The costs to dispose of this produced water may increase if any of the following occur:

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  we cannot obtain future permits from applicable regulatory agencies;

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  water of lesser quality or requiring additional treatment is produced;

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  our wells produce excess water;

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  new laws and regulations require water to be disposed in a different manner; or

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  costs to transport the produced water to the disposal wells increase.

Increases in interest rates could adversely affect our business.

        Our business and operating results can be harmed by factors such as the availability, terms of and cost of capital, increases in interest rates or a reduction in credit rating. These changes could cause our cost of doing business to increase, limit our ability to pursue acquisition opportunities, reduce our cash flow available for drilling and place us at a competitive disadvantage. For example, as of December 31, 2014, we had approximately $265 million of total available borrowing capacity under our revolving credit facility, subject to compliance with financial covenants. The impact of a 1.0% increase in interest rates on an assumed borrowing of the full $625 million available under our revolving credit facility would result in increased annual interest expense of approximately $6 million and a corresponding decrease in our net income. Recent and continuing disruptions and volatility in the global financial markets may lead to a contraction in credit availability impacting our ability to finance our operations. A significant reduction in our cash flows from operations or the availability of credit could materially and adversely affect our ability to achieve our planned growth and operating results.

We conduct a substantial portion of our operations through farm-outs, areas of mutual interest and other joint development agreements. These agreements subject us to additional risks that could have a material adverse effect on the success of these operations, our financial position and our results of operations.

        We conduct a substantial portion of our operations through joint development agreements with third parties, including ExxonMobil and Vanguard Natural Resources. We may also enter into other joint development agreements in the future. These third parties may have obligations that are important to the success of the joint development agreement, such as the obligation to contribute capital or pay carried or other costs associated with the joint development agreement. The performance of these third party obligations, including the ability of the third parties to satisfy their obligations under these arrangements, is outside our control. If these parties do not satisfy their obligations under these arrangements, our business may be adversely affected.

        Our joint development agreements may involve risks not otherwise present when exploring and developing properties directly, including, for example:

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  our joint development partners may share certain approval rights over major decisions;

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  our joint development partners may not pay their share of the joint development agreement obligations, leaving us liable for their share of joint development liabilities;

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  we may incur liabilities as a result of an action taken by our joint development partners;

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  our joint development partners may be in a position to take actions contrary to our instructions or requests or contrary to our policies or objectives; and

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  disputes between us and our joint development partners may result in delays, litigation or operational impasses.

        The risks described above, the failure to continue our joint ventures or to resolve disagreements with our joint development partners could adversely affect our ability to transact the business of such joint development, which would in turn negatively affect our financial condition and results of operations.

The Jones family and Metalmark Capital, our primary private equity investor, control a significant percentage of Jones Energy, Inc.'s voting power and have the ability to take actions that may conflict with your interests.

        As of December 31, 2014, the Jones family and Metalmark Capital held approximately 74.7% of the combined voting power of Jones Energy, Inc. Although the Jones family and Metalmark Capital are entitled to act separately in their own respective interests with respect to their ownership interests in Jones Energy, Inc., the Jones family and Metalmark Capital will have the ability to elect all of the members of our board of directors, and thereby control our management and affairs. In addition, the Jones family and Metalmark Capital have significant influence over all matters that require approval by our stockholders, including mergers and other material transactions.

The loss of senior management or technical personnel could adversely affect our operations.

        Our success will depend to a large extent upon the efforts and abilities of our executive officers and key operations personnel. The loss of the services of one or more of these key employees could have a material adverse effect on us. We do not maintain insurance against the loss of any of these individuals. Our business will also be dependent upon our ability to attract and retain qualified personnel. Acquiring and keeping these personnel could prove more difficult or cost substantially more than estimated. This could cause us to incur greater costs, or prevent us from pursuing our development and exploitation strategy as quickly as we would otherwise wish to do.

If we fail to develop or maintain an effective system of internal controls, we may not be able to report our financial results accurately or prevent fraud, which would likely have a negative impact on the trading price of the notes.

        We have had limited accounting personnel to execute our accounting processes and limited other supervisory resources with which to address our internal control over financial reporting. As such, we have not maintained an effective control environment to ensure that the design and execution of our controls has consistently resulted in effective review of our financial statements and supervision by appropriate individuals. As a result of these factors, certain material misstatements in our annual financial statements were discovered and brought to the attention of our management by our independent registered public accounting firm for correction. These material misstatements included certain errors in our annual financial statements for the years ended 2010, 2011 and 2012, including out-of-period adjustments and errors in the calculation of our depreciation, depletion and amortization expense and our asset retirement obligations. We and our independent registered public accounting firm concluded that these control deficiencies constituted a material weakness in our control environment. A material weakness is a control deficiency, or a combination of control deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. The control deficiencies described above, at varying degrees of severity, contributed to the material weakness in the control environment as further described below.

        In 2010 and 2011, we did not maintain effective controls to ensure that correct inputs and formulas in spreadsheets were used in our calculation of depreciation, depletion and amortization, or DD&A, expense. In 2012, the lack of effective controls over last-minute journal entries and use of final adjusted production data resulted in the misstatement of DD&A. For each of these periods, effective controls were not adequately designed or consistently operating to ensure that key computations were properly reviewed before the amounts were recorded in our accounting records. The above identified control deficiencies resulted in audit adjustments to our consolidated financial statements during 2010, 2011, and 2012.

        In December 2012, we were notified by the Oklahoma Tax Commission that sales tax had not been remitted on tangible property conveyed as part of the sale of a number of oil and gas properties. Consequently, tax expense for periods prior to 2012 was understated. In 2013, we identified Oklahoma regulations regarding the payment of interest on accrued royalties which had not been recorded. We determined the amount of interest payable and recognized additional interest expense which was incorporated into our Consolidated Statements of Operations, as revised. The lack of Oklahoma legal and tax expertise on our staff led to these oversights. Management is reviewing the internal control weakness related to these omissions to determine the proper organizational structure in response.

        Effective internal controls are necessary for us to provide reliable financial reports, prevent fraud and to operate successfully as a publicly traded company. To comply with the requirements of being a publicly traded company, we may need to implement additional financial and management controls, reporting systems and procedures and hire additional accounting, finance, tax and legal staff. Our efforts to develop and maintain our internal controls may not be successful, and we may be unable to maintain effective controls over our financial processes and reporting in the future or to comply with our obligations under Section 404 of the Sarbanes-Oxley Act of 2002, which we refer to as Section 404. For example, Section 404 requires us, among other things, to annually review and report on the effectiveness of our internal controls over financial reporting. Any failure to develop, implement or maintain effective internal controls or to improve our internal controls could harm our operating results or cause us to fail to meet our reporting obligations. Given the difficulties inherent in the design and operation of internal controls over financial reporting, we can provide no assurance as to our conclusions about the effectiveness of our internal controls, and we may incur significant costs in our efforts to comply with Section 404. If one or more material weaknesses persist or if we fail to establish and maintain effective internal control over financial reporting, our ability to accurately report our financial results could be adversely affected. Ineffective internal controls could also subject us to regulatory scrutiny and a loss of confidence in our reported financial information, which could have an adverse effect on our business.

For as long as we are an emerging growth company, we will not be required to comply with certain disclosure requirements that apply to other public companies.

        In April 2012, President Obama signed into law the Jumpstart Our Business Startups Act (the "JOBS Act"). For as long as we remain an "emerging growth company" as defined in the JOBS Act, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to provide an auditor's attestation report on management's assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404 and reduced disclosure obligations regarding executive compensation in our periodic reports. We will remain an emerging growth company for up to five years, although we will lose that status sooner if we have more than $1.0 billion of revenues in a fiscal year, have more than $700 million in market value of our Class A common stock held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period.

        To the extent that we rely on any of the exemptions available to emerging growth companies, you will receive less information about our executive compensation and internal control over financial reporting than issuers that are not emerging growth companies.

We are subject to cyber security risks. A cyber incident could occur and result in information theft, data corruption, operational disruption or financial loss.

        The oil and gas industry has become increasingly dependent on digital technologies to conduct certain exploration, development, production, processing and distribution activities. For example, we depend on digital technologies to interpret seismic data, manage drilling rigs, production equipment and gathering and transportation systems, conduct reservoir modeling and reserves estimation and process and record financial and operating data. As an oil and natural gas producer, we face various security threats, including cyber-security threats. Cyber-security attacks in particular are increasing and include, but are not limited to, malicious software, attempts to gain unauthorized access to data, and other electronic security breaches that could lead to disruptions in critical systems, unauthorized release of confidential or otherwise protected information and corruption of data. Although to date we have not experienced any material losses related to cyber-security attacks, we may suffer such losses in the future. Moreover, the various procedures and controls we use to monitor and protect against these threats and to mitigate our exposure to such threats may not be sufficient in preventing security threats from materializing. If any of these events were to materialize, they could lead to losses of sensitive information, critical infrastructure, personnel or capabilities essential to our operations and could have a material adverse effect on our reputation, financial position, results of operations or cash flows.

Loss of our information and computer systems could adversely affect our business.

        We are heavily dependent on our information systems and computer based programs, including our well operations information, seismic data, electronic data processing and accounting data. If any of such programs or systems were to fail or create erroneous information in our hardware or software network infrastructure, possible consequences include our loss of communication links, inability to find, produce, process and sell oil, natural gas and NGLs and inability to automatically process commercial transactions or engage in similar automated or computerized business activities. Any such consequence could have a material adverse effect on our business.

JONE will be required to make payments under the Tax Receivable Agreement for certain tax benefits it may receive (or be deemed to receive), and the amounts of such payments could be significant.

        JONE entered into the Tax Receivable Agreement with JEH LLC and the pre-initial public offering owners (the "Pre-IPO Owners"). This agreement generally provides for the payment by JONE of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that JONE actually realizes (or are deemed to realize in certain circumstances) as a result of (i) the tax basis increases resulting from the Pre-IPO Owners' exchange of JEH LLC Units with JONE for shares of JONE's Class A common stock (or resulting from a sale of JEH LLC Units for cash) and (ii) imputed interest deemed to be paid by JONE as a result of, and additional tax basis arising from, any payments the JONE make under the Tax Receivable Agreement. In addition, payments JONE makes under the Tax Receivable Agreement will be increased by any interest accrued from the due date (without extensions) of the corresponding tax return.

        The payment obligations under the Tax Receivable Agreement are obligations of JONE and not obligations of JEH LLC. However, pursuant to the Third Amended and Restated Limited Liability Company of JEH LLC, JEH LLC is required (to the extent permitted by applicable law, but subject to any restrictions contained in any agreement to which JEH LLC is bound) to make distributions to JONE in amounts sufficient to enable JONE to meet its obligations under the Tax Receivable Agreement. For purposes of the Tax Receivable Agreement, cash savings in tax generally are calculated by comparing JONE's actual tax liability to the amount JONE would have been required to pay had it not been able to utilize any of the tax benefits subject to the Tax Receivable Agreement. The term of the Tax Receivable Agreement will continue until all such tax benefits have been utilized or expired, unless JONE exercises its right to terminate the Tax Receivable Agreement by making the termination payment specified in the agreement.

        The actual increase in tax basis, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, including the timing of the exchanges of JEH LLC Units, the price of JONE's Class A common stock at the time of each exchange, the extent to which such exchanges are taxable, the amount and timing of the taxable income JONE generates in the future and the tax rate then applicable, and the portion of JONE's payments under the Tax Receivable Agreement constituting imputed interest or depletable, depreciable or amortizable basis. We expect that the payments that JONE will be required to make under the Tax Receivable Agreement could be substantial.

        The payments under the Tax Receivable Agreement will not be conditioned upon a holder of rights under the Tax Receivable Agreement having a continued ownership interest in either JEH LLC or JONE.

In certain cases, payments under the Tax Receivable Agreement may be accelerated and/or significantly exceed the actual benefits, if any, JONE realizes in respect of the tax attributes subject to the Tax Receivable Agreement.

        If JONE elects to terminate the Tax Receivable Agreement early or it is terminated early due to certain mergers or other changes of control JONE would be required to make an immediate payment equal to the present value of the anticipated future tax benefits subject to the Tax Receivable Agreement, which calculation of anticipated future tax benefits will be based upon certain assumptions and deemed events set forth in the Tax Receivable Agreement, including the assumption that JONE has sufficient taxable income to fully utilize such benefits and that any JEH LLC Units that the Pre-IPO Owners or their permitted transferees own on the termination date are deemed to be exchanged on the termination date. Any early termination payment may be made significantly in advance of the actual realization, if any, of such future benefits. In these situations, JONE's obligations under the Tax Receivable Agreement could have a substantial negative impact on JONE's ability to fulfil its obligations pursuant to its guarantee of the notes and its liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control due to the additional transaction cost a potential acquirer may attribute to satisfying such obligations.

        Payments under the Tax Receivable Agreement will be based on the tax reporting positions that JONE will determine. The holders of rights under the Tax Receivable Agreement will not reimburse JONE for any payments previously made under the Tax Receivable Agreement if such basis increases or other benefits are subsequently disallowed, except that excess payments made to any Pre-IPO Owner will be netted against payments otherwise to be made, if any, to such Pre-IPO Owner after JONE's determination of such excess. As a result, in such circumstances, JONE could make payments that are greater than its actual cash tax savings, if any, and may not be able to recoup those payments, which could adversely affect its ability to fulfil its obligations pursuant to its guarantee of the notes.

USE OF PROCEEDS

        We expect to receive approximately $72.4 million of net proceeds from the sale of Class A common stock in this offering, after deducting underwriting discounts and commissions and estimated offering expenses (or approximately $83.4 million if the underwriter's option to purchase additional shares is exercised in full). Following the closing of this offering, we intend to use the net proceeds from this offering to repay borrowings under our senior secured revolving credit facility and to pay related fees and expenses of this offering. Amounts repaid under our senior secured revolving credit facility may be reborrowed from time to time, subject to the terms of our senior secured revolving credit facility.

        As of February 2, 2015, we had $400 million in borrowings outstanding under our revolving credit facility, with a weighted average interest rate of 3.22% for the twelve months ended December 31, 2014. Approximately $130 million of the outstanding borrowings under our senior secured credit facility was incurred to fund a portion of the purchase price of the Chalker acquisition and approximately $193 million was incurred to fund a portion of the purchase price of the Sabine acquisition. The remaining outstanding borrowings under our senior secured revolving credit facility were incurred to fund exploration, development and other capital expenditures. The senior secured revolving credit facility matures in February 2019.

        Affiliates of certain of the underwriters of the notes are lenders under our senior secured revolving credit facility and, accordingly, will receive a portion of the net proceeds of this offering. See "Underwriting (Conflicts of Interest)."

 CAPITALIZATION

        The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2014:

  •
  on a historical basis;

  •
  as adjusted to give effect to the Class A Purchase and the issuance and sale of the 2023 Notes and the application of the estimated net proceeds received in those transactions, as though such transactions had occurred on such date; and

  •
  as further adjusted to give effect to the issuance and sale of the Class A common stock in this offering and the application of the estimated net proceeds of this offering as described in "Use of Proceeds," as though such transactions had occurred on such date and assuming that the underwriters do not exercise their option to purchase additional shares of Class A common stock.

        The table below should be read in conjunction with, and is qualified in its entirety by reference to, "Use of Proceeds" and the other financial information in this prospectus supplement as well as the historical consolidated financial statements and related notes included elsewhere or incorporated by reference in this prospectus supplement.

	As of September 30, 2014
	Actual	As Adjusted	As Further Adjusted
	(in thousands)
Cash and cash equivalents	$32,790	$45,115	$117,546

Long-term debt:
Senior secured revolving credit facility[1]	$270,000	$0	$0
6.75% Senior Notes due 2022	500,000	500,000	500,000
9.25% Senior Notes due 2023	—	250,000	250,000

Total long-term debt	$770,000	$750,000	$750,000
Stockholders' equity:
Class A Common Stock	13	18	25
Class B Common Stock	37	37	37
Treasury stock	(358)	(358)	(358)
Additional paid-in capital	175,876	223,171	295,595
Retained earnings	7,369	7,369	7,369
Non-controlling interest	495,970	495,970	495,970

Total stockholders' equity	$678,907	$726,207	$798,638

Total capitalization	$1,448,907	$1,476,207	$1,548,638

1
Excludes $350,000 of outstanding letters of credit at September 30, 2014. As of February 2, 2015, we had $400 million of outstanding borrowings under our senior secured revolving credit facility.

 DIVIDEND POLICY

        In the past, we have not paid cash dividends on our Class A common stock, and we do not intend to pay cash dividends on our Class A common stock in the foreseeable future. We currently intend to retain earnings, if any, for the future operation and development of our business. The restrictions on our present or future ability to pay dividends are included in the provisions in the Delaware General Corporation Law and in certain restrictive provisions in our senior secured revolving credit facility and in the indentures executed in connection with our 6.75% senior notes due April 2022.

 PRICE RANGE OF CLASS A COMMON STOCK

        Since July 24, 2013, our Class A common stock has been listed on The New York Stock Exchange under the symbol "JONE." The following table sets forth, for the periods indicated, the high and low intraday sales prices per share of our Class A common stock on the New York Stock Exchange Composite Tape.

	High	Low
2013
Third Quarter	$17.11	$13.60
Fourth Quarter	$18.14	$13.15
2014
First Quarter	$18.32	$13.05
Second Quarter	$20.57	$14.50
Third Quarter	$20.79	$17.26
Fourth Quarter	$18.82	$9.50
2015
First Quarter (through February 10, 2015)	$12.60	$9.29

        On February 10, 2015, the last reported sales price on The New York Stock Exchange Composite Tape was $11.33 per share. As of December 31, 2014, there were 5 holders of record of Class A common stock and 11 holders of record of Class B common stock.

MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

        The following is a general discussion of the material U.S. federal income and, to a limited extent, estate tax consequences of the acquisition, ownership and disposition of our Class A common stock to a non-U.S. holder. Except as specifically provided below (see "—Estate tax"), for the purpose of this discussion, a non-U.S. holder is any beneficial owner of our Class A common stock that is not, for U.S. federal income tax purposes:

  •
  an individual citizen or resident of the U.S.;

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  a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States or any state thereof or the District of Columbia;

  •
  an estate whose income is subject to U.S. federal income tax regardless of its source; or

  •
  a trust (x) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (y) which has made a valid election to be treated as a U.S. person.

        If you are an individual, you may, in certain cases, be deemed to be a resident alien, as opposed to a nonresident alien, by virtue of being present in the United States (i) for at least 183 days during the calendar year or (ii) for at least 31 days in the calendar year and for an aggregate of at least 183 days during the 3-year period ending in the current calendar year. For purposes of (ii), all of the days present in the current calendar year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year are counted. Resident aliens are subject to U.S. federal income tax as if they were U.S. citizens.

        If a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our Class A common stock, the tax treatment of a partner in the partnership will generally depend on the status of the partner and upon the activities of the partnership. Accordingly, we urge partnerships that hold our Class A common stock and partners in such partnerships to consult their tax advisors.

        This discussion assumes that non-U.S. holders will hold our Class A common stock issued pursuant to the offering as a capital asset (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation (e.g., alternative minimum tax) or any aspects of U.S. federal gift taxation or state, local or non-U.S. taxation, nor does it consider any U.S. federal income tax considerations that may be relevant to non-U.S. holders that may be subject to special treatment under U.S. federal income tax laws, including, without limitation, U.S. expatriates, insurance companies, tax-exempt or governmental organizations, dealers in securities or currency, banks or other financial institutions, investors whose functional currency is other than the U.S. dollar, "controlled foreign corporations," "passive foreign investment companies," common trust funds, certain trusts, and hybrid entities, and investors that hold our Class A common stock as part of a hedge, straddle or conversion transaction. Furthermore, the following discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and Treasury Regulations and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect.

        We urge each prospective investor to consult a tax advisor regarding the U.S. federal, state, local and non-U.S. income and other tax consequences of acquiring, holding and disposing of shares of our Class A common stock.

Dividends

        We have not made any distributions on our Class A common stock, and we do not plan to make any distributions for the foreseeable future. However, if we do make distributions on our Class A common stock, those distributions will constitute dividends for U.S. tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, such excess will constitute a return of capital and will first reduce a holder's adjusted tax basis in its Class A common stock, but not below zero, and then will be treated as gain from the sale of Class A common stock (see "—Gain on disposition of Class A common stock" below).

        Any dividend (i.e., a distribution paid out of earnings and profits) paid to a non-U.S. holder of our Class A common stock generally will be subject to U.S. federal income tax withholding either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder must provide the applicable withholding agent with an IRS Form W-8BEN, IRS Form W-8BEN-E, or other appropriate version of IRS Form W-8 certifying qualification for the reduced rate. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the holder's behalf, the holder will be required to provide appropriate documentation to the agent. The holder's agent will then be required to provide certification to the applicable withholding agent, either directly or through other intermediaries. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

        Dividends received by a non-U.S. holder that are effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States) are exempt from such withholding tax. To obtain this exemption, the non-U.S. holder must provide the applicable withholding agent with an IRS Form W-8ECI (or other appropriate version of IRS Form W-8) properly certifying such exemption. Such effectively connected dividends, although not subject to U.S. federal income tax withholding, will be subject to U.S. federal income tax on a net income basis at the same graduated rates generally applicable to U.S. persons, net of certain deductions and credits, subject to any applicable tax treaty providing otherwise. In addition to the income tax described above, dividends received by corporate non-U.S. holders that are effectively connected with a trade or business conducted by the corporate non-U.S. holder in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States) may be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable tax treaty.

        A non-U.S. holder of our Class A common stock may obtain a refund from the Internal Revenue Service ("IRS") of any excess amounts withheld under these rules if the non-U.S. holder is eligible for a reduced rate of United States withholding tax and an appropriate claim for refund is timely filed with the IRS.

Gain on disposition of Class A common stock

        Subject to the discussion under "—Backup withholding and informational reporting" and "—Other withholding requirements" below, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our Class A common stock unless:

  •
  the gain is effectively connected with a trade or business conducted by a non-U.S. holder in the United States and, if required by an applicable tax treaty, is attributable to a permanent establishment or fixed base maintained by such non-U.S. holder in the United States;

  •
  the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

  •
  we are or have been a "United States real property holding corporation" for U.S. federal income tax purposes at any time during the five-year period ending on the date of disposition or, if shorter, the non-U.S. holder's holding period for its shares of our Class A common stock, and either (i) shares of our Class A common stock are not "regularly traded on an established securities market" or (ii) if shares of our Class A common stock are "regularly traded on an established securities market," the non-U.S. holder held, directly or indirectly, at any time during such period, more than 5% of our issued and outstanding Class A common stock. In this regard, we are, and expect to continue to be for the foreseeable future, a "United States real property holding corporation."

        Gain described in the first and third bullet points above will be subject to U.S. federal income tax at the same graduated rates generally applicable to U.S. persons. If such non-U.S. holder is a foreign corporation, such gain may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits attributable to such gain, as adjusted for certain items.

        A non-U.S. holder described in the second bullet point above will be subject to a 30% U.S. federal income tax (or such lower rate as may be specified by an applicable tax treaty) on the gain derived from the sale, which may be offset by certain U.S. source capital losses.

        Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules.

Estate tax

        Our Class A common stock owned or treated as owned by an individual who is not a citizen or resident of the U.S. (as specifically defined for U.S. federal estate tax purposes) at the time of death will be includible in the individual's gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

Backup withholding and information reporting

        Generally, we must report annually to the IRS the amount of dividends paid to each non-U.S. holder, the name and address of the recipient, and the amount, if any, of tax withheld with respect to those dividends. A similar report is sent to each non-U.S. holder. These information reporting requirements apply even if withholding was not required. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the recipient's country of residence.

        Payments of dividends to a non-U.S. holder may be subject to backup withholding (at the applicable rate) unless the non-U.S. holder establishes an exemption, for example, by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8-BEN-E (or other suitable substitute or successor form). Notwithstanding the foregoing, backup withholding may apply if either we or the applicable withholding agent has actual knowledge, or reason to know, that the beneficial owner is a U.S. person that is not an exempt recipient.

        Payments of the proceeds from sale or other disposition by a non-U.S. holder of our Class A common stock effected outside the U.S. by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting will apply to those payments if the broker does not have documentary evidence that the holder is a non-U.S. holder, an exemption is not otherwise established, and the broker has certain relationships with the United States.

        Payments of the proceeds from a sale or other disposition by a non-U.S. holder of our Class A common stock effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless the non-U.S. holder establishes an exemption, for example, by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8-BEN-E (or other suitable substitute or successor form). Notwithstanding the foregoing, information reporting and backup withholding may apply if the broker has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient.

        Backup withholding is not an additional tax. Rather, the U.S. income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS, provided that the required information is timely furnished to the IRS.

Other Withholding Requirements

        Under the Sections 1471 to 1474 of the Code (commonly referred to as the Foreign Account Tax Compliance Act or "FATCA") and recently finalized regulations, a 30% U.S. withholding tax generally is imposed on dividend payments, and on the gross proceeds from a disposition of Class A common stock occurring after December 31, 2016, in each case if paid to a "foreign financial institution" or a "non-financial foreign entity" (each as defined in the Code), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the Treasury Department to withhold on certain payments and to collect and provide substantial information regarding U.S. account holders, including certain account holders that are foreign entities with U.S. owners, (ii) in the case of a non-financial foreign entity, such entity provides the withholding agent with a certification that it does not have any "substantial United States owners" (as defined in the Code) or a certification identifying its direct or indirect substantial United States owners, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. Under certain circumstances, you might be eligible for refunds or credits of such taxes from the IRS. Intergovernmental agreements regarding FATCA between the United States and certain other countries may modify the foregoing requirements. You should consult with your tax advisor regarding these rules.

UNDERWRITING (CONFLICTS OF INTEREST)

        Barclays Capital Inc. and J.P. Morgan Securities LLC are acting as the representatives of the underwriters and book-running managers of this offering. Under the terms of an underwriting agreement, each of the underwriters named below has severally agreed to purchase the respective number of Class A common stock shown opposite its name below:

Underwriters	Number of Shares
Barclays Capital Inc.	3,000,000
J.P. Morgan Securities LLC	1,875,000
Tudor, Pickering, Holt & Co. Securities, Inc.	1,312,500
Wells Fargo Securities LLC	562,500
Capital One Securities, Inc.	375,000
SunTrust Robinson Humphrey, Inc.	375,000

Total	7,500,000

        The underwriting agreement provides that the underwriters' obligation to purchase shares of Class A common stock depends on the satisfaction of the conditions contained in the underwriting agreement including:

  •
  the obligation to purchase all of the shares of Class A common stock offered hereby (other than those shares of Class A common stock covered by their option to purchase additional shares as described below), if any of the shares are purchased;

  •
  the representations and warranties made by us to the underwriters are true;

  •
  there is no material change in our business or the financial markets; and

  •
  we deliver customary closing documents to the underwriters.

Commissions and Expenses

        The following table summarizes the underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares. The underwriting fee is the difference between the price to the public and the amount the underwriters pay us for the shares.

	No Exercise	Full Exercise
Per unit	$0.5125	$0.5125
Total	$3,843,750	$4,420,313

        The representatives of the underwriters have advised us that the underwriters propose to offer the shares of Class A common stock directly to the public at the public offering price on the cover of this prospectus and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $            per share. After the offering, the representatives may change the offering price and other selling terms. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

        The expenses of the offering that are payable by us are estimated to be $600,000 (excluding underwriting discounts and commissions).

Option to Purchase Additional Shares

        We have granted the underwriters an option exercisable for 30 days after the date of the underwriting agreement, to purchase, from time to time, in whole or in part, up to an aggregate of 1,125,000 shares at the public offering price less underwriting discounts and commissions. This option may be exercised if the underwriters sell more than 7,500,000 shares in connection with this offering. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional shares based on the underwriter's underwriting commitment in the offering as indicated in the table at the beginning of this Underwriting (Conflicts of Interest) section.

Clear Market

        We have agreed that we will not (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our Class A common stock or securities convertible into or exchangeable or exercisable for any shares of our Class A common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition, or filing, or (2) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any shares of Class A common stock or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of shares of Class A common stock or such other securities, in cash or otherwise), in each case without the prior written consent of the representatives, for a period of 60 days after the date of this prospectus, other than the shares of our Class A common stock to be sold hereunder or shares of our Class A common stock issued in the Class A Purchase, substantially concurrently with the shares sold in this offering, shares of our Class A common stock issued for awards or upon the exercise of options granted under our management incentive plans or shares issued in exchange for Class B shares pursuant to our exchange agreement.

Lock-Up Agreements

        Certain affiliates of Metalmark Capital and the Jones family interests and each of our directors and executive officers, have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, with limited exceptions, for a period of 60 days after the date of this prospectus, may not, without the prior written consent of the representatives (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our Class A common stock or any securities convertible into or exercisable or exchangeable for our Class A common stock (including, without limitation, Class A common stock or such other securities which may be deemed to be beneficially owned by such directors, executive officers, managers, and members in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Class A common stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Class A common stock or such other securities, in cash or otherwise, or (3) make any demand for or exercise any right with respect to the registration of any shares of our Class A common stock or any security convertible into or exercisable or exchangeable for our Class A common stock. In addition, the lock-up agreements will not restrict the transfer of Class A common stock as bona fide gifts, transfer by will or the laws of intestacy, transfers to family members (including to vehicles of which they are beneficial owners), transfers pursuant to domestic relations or court orders, or (in the case of corporations or other entities) transfers to affiliates, in each case so long as the transferee agrees to be bound by the restrictions in the lock-up agreements.

        We and all of our directors and executive officers will not, without the prior written consent of the representatives, offer, sell, contract to sell, pledge, or otherwise dispose of, or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise), directly or indirectly, including the filing (or participation in the filing) of a registration statement with the Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, any other Company shares or any securities convertible into, or exercisable, or exchangeable for, Company shares; or publicly announce an intention to effect any such transaction, for a period 60 days after the date of the underwriting agreement.

        The representatives, in their sole discretion, may release the Class A common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release Class A common stock and other securities from lock-up agreements, the representatives will consider, among other factors, the holder's reasons for requesting the release, the number of shares of Class A common stock and other securities for which the release is being requested and market conditions at the time.

Indemnification

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

        The representative may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the Class A common stock, in accordance with Regulation M under the Securities Exchange Act of 1934.

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  A short position involves a sale by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriters in excess of the number of shares they are obligated to purchase is not greater than the number of shares that they may purchase by exercising their option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in their option to purchase additional shares. The underwriters may close out any short position by either exercising their option to purchase additional shares and/or purchasing shares in the open market. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through their option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Syndicate covering transactions involve purchases of the Class A common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

  •
  Penalty bids permits the representative to reclaim a selling concession from a syndicate member when the Class A common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our Class A common stock or preventing or retarding a decline in the market price of the Class A common stock. As a result, the price of the Class A common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

        Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Class A common stock. In addition, neither we nor any of the underwriters make representation that the representative will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

        A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representative on the same basis as other allocations.

        Other than the prospectus in electronic format, the information on any underwriter's web site and any information contained in any other web site maintained by an underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter and should not be relied upon by investors.

New York Stock Exchange

        Our Class A common stock is traded on the New York Stock Exchange under the symbol "JONE."

Stamp Taxes

        If you purchase shares of Class A common stock offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Conflicts of Interest

        Affiliates of certain of the underwriters who are lenders under our senior secured revolving credit facility will receive at least five percent of the net proceeds of this offering to repay indebtedness owed by us to them. See "Use of Proceeds." Affiliates of certain of the underwriters are lenders under our senior secured revolving credit facility, and each will receive its pro rata portion of the proceeds from this offering used to repay amounts outstanding under our senior secured revolving credit facility. Affiliates of J.P. Morgan Securities LLC, Wells Fargo Securities LLC, Capital One Securities, Inc. and SunTrust Robinson Humphrey, Inc. will each receive at least 5% of the net proceeds from this offering and, as a result, has a "conflict of interest" within the meaning of FINRA Rule 5121, or Rule 5121.

Accordingly, this offering will be made in compliance with the applicable provisions of Rule 5121. Rule 5121 provides that a qualified independent underwriter meeting certain standards must participate in the preparation of the prospectus and exercise the usual standards of due diligence with respect thereto. Tudor, Pickering, Holt & Co. Securities, Inc. is serving as a qualified independent underwriter in pricing the offering and conducting due diligence. We have agreed to indemnify Tudor, Pickering, Holt & Co. Securities, Inc. against certain liabilities incurred in connection with it acting as a qualified independent underwriter for this offering, including liabilities under the Securities Act.

        On February 10, 2015, Barclays Capital Inc. acted as the lead placement agent for the registered direct offering of $50 million of our Class A common stock and the private placement of $250.0 million of the 2023 Notes, in each case as described in "Summary—Recent Developments—Concurrent Transactions."

Other Relationships

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates for which they have received and may continue to receive customary fees and commissions.

        In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

European Economic Area

        In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), including each Relevant Member State that has implemented amendments to Article 3(2) of the Prospectus Directive with regard to persons to whom an offer of securities is addressed and the denomination per unit of the offer of securities (each, an "Early Implementing Member State"), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date"), no offer of New Shares will be made in the Institutional Offering to the public in that Relevant Member State (other than offers (the "Permitted Public Offers") where a prospectus will be published in relation to the New Shares that has been approved by the competent authority in a Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive), except that with effect from and including that Relevant Implementation Date, offers of New Shares may be made to the public in that Relevant Member State at any time:

          (a)   to "qualified investors" as defined in the Prospectus Directive, including:

            (A)  (in the case of Relevant Member States other than Early Implementing Member States), legal entities which are authorised or regulated to operate in the financial markets or,

    if not so authorised or regulated, whose corporate purpose is solely to invest in securities, or any legal entity which has two or more of (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than €43.0 million and (iii) an annual turnover of more than €50.0 million as shown in its last annual or consolidated accounts; or

            (B)  (in the case of Early Implementing Member States), persons or entities that are described in points (1) to (4) of Section I of Annex II to Directive 2004/39/EC, and those who are treated on request as professional clients in accordance with Annex II to Directive 2004/39/EC, or recognised as eligible counterparties in accordance with Article 24 of Directive 2004/39/EC unless they have requested that they be treated as non-professional clients; or

          (b)   to fewer than 100 (or, in the case of Early Implementing Member States, 150) natural or legal persons (other than "qualified investors" as defined in the Prospectus Directive) subject to obtaining the prior consent of the Subscribers; or

          (c)   in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of New Shares shall result in a requirement for the publication of a prospectus pursuant to Article 3 of the Prospectus Directive or of a supplement to a prospectus pursuant to Article 16 of the Prospectus Directive.

        Each person in a Relevant Member State (other than a Relevant Member State where there is a Permitted Public Offer) who initially acquires any New Shares or to whom any offer is made under the Institutional Offering will be deemed to have represented, acknowledged and agreed to and with each Subscriber and the Bank that (A) it is a "qualified investor", and (B) in the case of any New Shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (x) the New Shares acquired by it in the Institutional Offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than "qualified investors" as defined in the Prospectus Directive, or in circumstances in which the prior consent of the Subscribers has been given to the offer or resale, or (y) where New Shares have been acquired by it on behalf of persons in any Relevant Member State other than "qualified investors" as defined in the Prospectus Directive, the offer of those New Shares to it is not treated under the Prospectus Directive as having been made to such persons.

        For the purpose of the above provisions, the expression "an offer to the public" in relation to any New Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer of any New Shares to be offered so as to enable an investor to decide to purchase any New Shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71 EC (including that Directive as amended, in the case of Early Implementing Member States) and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

        This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive ("Qualified Investors") that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United

Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Switzerland

        The Prospectus does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations ("CO") and the shares will not be listed on the SIX Swiss Exchange. Therefore, the Prospectus may not comply with the disclosure standards of the CO and/or the listing rules (including any prospectus schemes) of the SIX Swiss Exchange. Accordingly, the shares may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors, which do not subscribe to the shares with a view to distribution.

Dubai International Financial Centre

        This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority ("DFSA"). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The securities to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Australia

        No prospectus or other disclosure document (as defined in the Corporations Act 2001 (Cth) of Australia ("Corporations Act")) in relation to the Class A common stock has been or will be lodged with the Australian Securities & Investments Commission ("ASIC"). This document has not been lodged with ASIC and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

          (a)   you confirm and warrant that you are either:

            (i)    a "sophisticated investor" under section 708(8)(a) or (b) of the Corporations Act;

            (ii)   a "sophisticated investor" under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant's certificate to us which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

            (iii)  a person associated with the company under section 708(12) of the Corporations Act; or

            (iv)  a "professional investor" within the meaning of section 708(11)(a) or (b) of the Corporations Act, and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this document is void and incapable of acceptance; and

          (b)   you warrant and agree that you will not offer any of the Class A common stock for resale in Australia within 12 months of that Class A common stock being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Hong Kong

        The Class A common stock may not be offered or sold in Hong Kong, by means of any document, other than (a) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made under that Ordinance or (b) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap. 32, Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the Class A common stock may be issued or may be in the possession of any person for the purpose of the issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the Class A common stock which are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) or any rules made under that Ordinance.

Japan

        No securities registration statement ("SRS") has been filed under Article 4, Paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) ("FIEL") in relation to the Class A common stock. The shares of Class A common stock are being offered in a private placement to "qualified institutional investors" (tekikaku-kikan-toshika) under Article 10 of the Cabinet Office Ordinance concerning Definitions provided in Article 2 of the FIEL (the Ministry of Finance Ordinance No. 14, as amended) ("QIIs"), under Article 2, Paragraph 3, Item 2 i of the FIEL. Any QII acquiring the shares of Class A common stock in this offer may not transfer or resell those shares except to other QIIs.

Korea

        The shares may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for reoffering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the Korea Securities and Exchange Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The shares have not been registered with the Financial Services Commission of Korea for public offering in Korea. Furthermore, the shares may not be resold to Korean residents unless the purchaser of the shares complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with the purchase of the shares.

Singapore

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Future Act, Chapter 289 of Singapore (the "SFA"), (ii) to a "relevant person" as defined in Section 275(2) of the SFA, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the shares are subscribed and purchased under Section 275 of the SFA by a relevant person which is:

          (a)   a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

          (b)   a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole whole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferable within six months after that corporation or that trust has acquired the shares under Section 275 of the SFA except:

            (i)    to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA) and in accordance with the conditions, specified in Section 275 of the SFA;

            (ii)   (in the case of a corporation) where the transfer arises from an offer referred to in Section 275(1A) of the SFA, or (in the case of a trust) where the transfer arises from an offer that is made on terms that such rights or interests are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets;

            (iii)  where no consideration is or will be given for the transfer; or

            (iv)  where the transfer is by operation of law.

        By accepting this prospectus, the recipient hereof represents and warrants that he is entitled to receive it in accordance with the restrictions set forth above and agrees to be bound by limitations contained herein. Any failure to comply with these limitations may constitute a violation of law.

LEGAL MATTERS

        The validity of the Class A common stock will be passed upon for us by Baker Botts L.L.P., Austin, Texas. Certain legal matters will be passed upon for the underwriters by Vinson & Elkins L.L.P.

EXPERTS

        The financial statements incorporated in this prospectus by reference to Exhibit 99.1 of Jones Energy, Inc.'s Current Report on Form 8-K dated February 5, 2015 for the year ended December 31, 2013 and the audited statement of revenue and direct operating expenses of Sabine Mid-Continent, LLC included in Exhibit 99.1 of Jones Energy, Inc.'s Current Report on Form 8-K/A dated December 18, 2013 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The information incorporated by reference in this prospectus regarding estimated quantities of proved reserves, the future net revenues from those reserves and their present value is based, in part, on estimates of the proved reserves and present values of proved reserves as of December 31, 2014, 2013, 2012 and 2011. The reserve estimates are based on reports prepared by Cawley Gillespie & Associates, Inc., independent reserve engineers. These estimates are incorporated by reference in this prospectus in reliance upon the authority of each such firm as an expert in these matters.

AVAILABLE INFORMATION

        We file annual, quarterly and other reports and other information with the SEC under the Securities Exchange Act of 1934 (Exchange Act). You may read and copy any document we file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on the operation of the SEC's public reference room. Our SEC filings are available on the SEC's website at http://www.sec.gov. We also make available free of charge on our website at www.jonesenergy.com all materials that we file electronically with the SEC, including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Section 16 reports and amendments to these reports as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC. Information contained on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. These other documents contain important information about us, our financial condition and results of operations. The information incorporated by reference is an important part of this prospectus. Information that we file later with the SEC will automatically update and may replace information in this prospectus and information previously filed with the SEC.

        We incorporate by reference in this prospectus supplement the documents listed below and any subsequent filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding information deemed to be furnished and not filed with the SEC) until all offerings under this registration statement are completed:

  •
  our annual report on Form 10-K for the year ended December 31, 2013 filed on March 14, 2014, including information specifically incorporated by reference into such Annual Report on Form 10-K from our Proxy Statement for our 2014 Annual Meeting of Shareholders filed on

    March 22, 2014 (excluding Part II, Item 8, which has been updated by our Current Report on Form 8-K filed on February 5, 2015);

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  our quarterly reports on Form 10-Q for the quarters ended March 31, 2014 (filed on May 9, 2014), June 30, 2014 (filed on August 8, 2014) and September 30, 2014 (filed on November 10, 2014 (excluding Part II, Item 8, which has been updated by our Current Report on Form 8-K filed on February 5, 2015));

  •
  our current reports on Form 8-K filed on March 24, 2014, April 1, 2014, May 2, 2014, May 27, 2014, July 22, 2014 and February 5, 2015;

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  our current reports on Form 8-K/A filed on March 5, 2014, March 28, 2014; and

  •
  the description of our Class A common stock in our registration statement on Form 8-A filed pursuant to the Exchange Act on July 17, 2013.

        You may obtain any of the documents incorporated by reference in this prospectus from the SEC through the SEC's website at the address provided above. You also may request a copy of any document incorporated by reference in this prospectus (including exhibits to those documents specifically incorporated by reference in those documents), at no cost, by visiting our website at www. jonesenergy.com, or by writing or calling us at the following address:

Jones Energy, Inc.
807 Las Cimas Parkway, Suite 350
Austin, Texas 78746
Attention: Investor Relations
Telephone: (512) 328-2953

Appendix A

GLOSSARY OF OIL AND NATURAL GAS TERMS

        The terms and abbreviations defined in this section are used throughout this prospectus:

        "AMI"—Area of mutual interest, typically referring to a contractually defined area under a joint development agreement whereby parties are subject to mutual participatory rights and restrictions.

        "Basin"—A large natural depression on the earth's surface in which sediments generally brought by water accumulate.

        "Bbl"—One stock tank barrel, of 42 U.S. gallons liquid volume, used herein in reference to crude oil, condensate or NGLs.

        "Boe"—Barrels of oil equivalent, with 6,000 cubic feet of natural gas being equivalent to one barrel of oil.

        "Boe/d"—Barrels of oil equivalent per day.

        "British thermal unit (BTU)"—The heat required to raise the temperature of one pound of water by one degree Fahrenheit.

        "Completion"—The process of treating a drilled well followed by the installation of permanent equipment for the production of oil or natural gas, or in the case of a dry hole, the reporting of abandonment to the appropriate agency.

        "Condensate"—Liquid hydrocarbons associated with the production of a primarily natural gas reserve.

        "Developed acreage"—The number of acres that are allocated or assignable to productive wells or wells capable of production.

        "Developed reserves"—Reserves of any category that can be expected to be recovered (i) through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor when compared to the cost of a new well; and (ii) through installed extraction equipment and infrastructure operational at the time of the reserves estimate if the extraction is by means not involving a well.

        "Development well"—A well drilled within the proved area of a natural gas or oil reservoir to the depth of a stratigraphic horizon known to be productive.

        "Dry hole"—A well found to be incapable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production do not exceed production expenses and taxes.

        "Economically producible"—A resource which generates revenue that exceeds, or is reasonably expected to exceed, the costs of the operation.

        "Exploratory well"—A well drilled to find and produce oil or natural gas reserves not classified as proved, to find a new reservoir in a field previously found to be productive of oil or natural gas in another reservoir or to extend a known reservoir.

        "Farm-in or farm-out"—An agreement under which the owner of a working interest in an oil or natural gas lease assigns the working interest or a portion of the working interest to another party who desires to drill on the leased acreage. Generally, the assignee is required to drill one or more wells in order to earn its interest in the acreage. The assignor usually retains a royalty or reversionary interest in the lease. The interests received by an assignee is a "farm-in" while the interest transferred by the assignor is a "farm-out."

        "Field"—An area consisting of a single reservoir or multiple reservoirs all grouped on, or related to, the same individual geological structural feature or stratigraphic condition.

        "Formation"—A layer of rock which has distinct characteristics that differ from nearby rock.

        "Fracture stimulation"—A process whereby fluids mixed with proppants are injected into a wellbore under pressure in order to fracture, or crack open, reservoir rock, thereby allowing oil and/or natural gas trapped in the reservoir rock to travel through the fractures and into the well for production.

        "Gross acres or gross wells"—The total acres or well, as the case may be, in which a working interest is owned.

        "Horizontal drilling"—A drilling technique used in certain formations where a well is drilled vertically to a certain depth and then drilled at a right angle within a specified interval.

        "Joint development agreement"—Includes joint venture agreements, farm-in and farm-out agreements, joint operating agreements and similar partnering arrangements.

        "MBbl"—One thousand barrels of oil, condensate or NGLs.

        "MBoe"—One thousand barrels of oil equivalent, determined using the equivalent of six Mcf of natural gas to one Bbl of crude oil.

        "Mcf"—One thousand cubic feet of natural gas.

        "MMBoe"—One million barrels of oil equivalent.

        "MMBtu"—One million British thermal units.

        "MMcf"—One million cubic feet of natural gas.

        "Net acres or net wells"—The sum of the fractional working interest owned in gross acres or gross wells. An owner who has 50% interest in 100 acres owns 50 net acres.

        "Net revenue interest"—An owner's interest in the revenues of a well after deducting proceeds allocated to royalty and overriding interests.

        "Possible reserves"—Additional reserves that are less certain to be recognized than probable reserves.

        "Probable reserves"—Additional reserves that are less certain to be recognized than proved reserves but which, in sum with proved reserves, are as likely as not to be recovered.

        "Productive well"—A well that is found to be capable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of the production exceed production expenses and taxes.

        "Prospect"—A specific geographic area which, based on supporting geological, geophysical or other data and also preliminary economic analysis using reasonably anticipated prices and costs, is considered to have potential for the discovery of commercial hydrocarbons.

        "Proved developed non-producing"—Hydrocarbons in a potentially producing horizon penetrated by a wellbore, the production of which has been postponed pending installation of surface equipment or gathering facilities, or pending the production of hydrocarbons from another formation penetrated by the wellbore. The hydrocarbons are classified as proved but non-producing reserves.

        "Proved developed reserves"—Proved reserves that can be expected to be recovered through existing wells and facilities and by existing operating methods.

        "Proved reserves"—Reserves of oil and natural gas that have been proved to a high degree of certainty by analysis of the producing history of a reservoir and/or by volumetric analysis of adequate geological and engineering data.

        "Proved undeveloped reserves (PUD)"—Proved reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion.

        "Recompletion"—The process of re-entering an existing wellbore that is either producing or not producing and completing new reservoirs in an attempt to establish or increase existing production.

        "Reserves"—Estimated remaining quantities of oil and natural gas and related substances anticipated to be economically producible as of a given date by application of development projects to known accumulations.

        "Reservoir"—A porous and permeable underground formation containing a natural accumulation of producible oil and/or natural gas that is confined by impermeable rock or water barriers and is individual and separate from other reservoirs.

        "Royalty interest"—An interest in an oil and natural gas property entitling the owner to a share of oil or gas production free of production costs.

        "Spacing"—The distance between wells producing from the same reservoir. Spacing is often expressed in terms of acres, e.g., 40-acre spacing, and is often established by regulatory agencies.

        "Spud"—The commencement of drilling operations of a new well.

        "Standardized measure of discounted future net cash flows"—The present value of estimated future net revenues to be generated from the production of proved reserves, determined in accordance with the regulations of the Securities and Exchange Commission, without giving effect to non-property related expenses such as general and administrative expenses, debt service, future income tax expenses or depreciation, depletion and amortization; discounted using an annual discount rate of 10%.

        "Trend"—A region of oil and/or natural gas production, the geographic limits of which have not been fully defined, having geological characteristics that have been ascertained through supporting geological, geophysical or other data to contain the potential for oil and/or natural gas reserves in a particular formation or series of formations.

        "Unconventional formation"—A term used in the oil and natural gas industry to refer to a formation in which the targeted reservoirs generally fall into one of three categories: (1) tight sands, (2) coal beds, or (3) oil and gas shales. The reservoirs tend to cover large areas and lack the readily apparent traps, seals and discrete hydrocarbon-water boundaries that typically define conventional reservoirs. These reservoirs generally require fracture stimulation treatments or other special recovery processes in order to produce economic flow rates

        "Undeveloped acreage"—Lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and natural gas, regardless of whether such acreage contains proved reserves.

        "Wellbore"—The hole drilled by the bit that is equipped for oil or gas production on a completed well. Also called well or borehole.

        "Working interest"—The right granted to the lessee of a property to explore for and to produce and own oil, gas, or other minerals and receive a share of the production. The working interest owners bear the exploration, development, and operating costs of the property.

Prospectus

Jones Energy, Inc.

$200,000,000 of Class A Common Stock

36,813,731 Shares of Class A Common Stock Offered by the Selling Stockholders

        This prospectus relates to the offer and sale of our Class A common stock from time to time. The aggregate initial offering price of all shares of Class A common stock sold by us under this prospectus will not exceed $200,000,000.

        In addition to the securities that we may offer, the selling stockholders may offer and sell up to an aggregate of 36,813,731 shares of our Class A common stock from time to time under this prospectus, of which all such shares are issuable upon exchange of an equivalent number of units of Jones Energy Holdings, LLC (together with an equal number of shares of our Class B common stock). We will not receive any proceeds from the sale of common stock by the selling stockholders.

        We and the selling stockholders may offer and sell these securities from time to time in amounts, at prices and on terms to be determined by market conditions and other factors at the time of our offerings. We and the selling stockholders may offer and sell these securities through agents, through underwriters or dealers or directly to one or more purchasers, including existing stockholders. This prospectus provides you with a general description of these securities and the general manner in which we and the selling stockholders will offer the securities. Each time we or the selling stockholders sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus.

        Our Class A common stock is traded on the New York Stock Exchange under the symbol "JONE".

        Investing in our securities involves a high degree of risk. You should carefully consider the risk factors described under "Risk Factors" beginning on page 7 of this prospectus before you make any investment in our securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 17, 2014

        You should rely only on the information we have provided or incorporated by reference in this prospectus. Neither we nor the selling stockholders have authorized any person to provide you with additional or different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover page of this prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the documents incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

 ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission, or the SEC, using a "shelf" registration process. Under this shelf registration process, we may sell, in one or more offerings, up to $200,000,000 in total aggregate offering price of securities described in this prospectus. This prospectus provides you with a general description of us and the securities offered under this prospectus.

        In addition, the selling stockholders may use this prospectus to offer and sell up to an aggregate of 36,813,731 shares of our Class A common stock from time to time. We will not receive any proceeds from the sale of our Class A common stock by the selling stockholders. The selling stockholders will deliver a prospectus supplement with this prospectus, to the extent appropriate, to update the information contained in this prospectus. The selling stockholders may sell their shares of Class A common stock through any means described below under the heading "Plan of Distribution."

        You should rely only on the information that we have provided or incorporated by reference in this prospectus, any applicable prospectus supplement and any related free writing prospectus that we may authorize to be provided to you. Neither we nor the selling stockholders have authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus that we or the selling stockholders may authorize to be provided to you. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free writing prospectus, or any sale of a security.

        This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading "Where You Can Find More Information."

        Unless the context otherwise requires, references in this prospectus to "Jones Energy," "we," "our," "us," the "company" or like refer to Jones Energy, Inc. and its subsidiaries. References to "Metalmark Capital" are to Metalmark Capital Partners (C) II, L.P. and its affiliated investment funds. References to the "Jones family" or "Jones family entities" are to entities directly or indirectly controlled by Jonny Jones, our chairman and chief executive officer and/or his immediate family.

ABOUT JONES ENERGY, INC.

Overview

        We are an independent oil and gas company engaged in the exploration, development, production and acquisition of oil and natural gas properties in the Anadarko and Arkoma basins of Texas and Oklahoma. Our CEO, Jonny Jones, founded our predecessor company in 1988 in continuation of his family's long history in the oil and gas business, which dates back to the 1920s. We have grown rapidly by leveraging our focus on low cost drilling and completions and our horizontal drilling expertise to develop our inventory and execute several strategic acquisitions. We have accumulated extensive knowledge and experience in developing the Anadarko and Arkoma basins, having concentrated our operations in the Anadarko basin for over 25 years and applied our knowledge to the Arkoma basin since 2011.

        Our operations are focused on horizontal drilling and completions within two distinct basins in the Texas Panhandle and Oklahoma: (i) the Anadarko Basin—targeting the liquids-rich Cleveland, Granite Wash, Tonkawa and Marmaton formations; and (ii) the Arkoma Basin—targeting the Woodford shale formation. We optimize returns through a disciplined emphasis on controlling costs and promoting operational efficiencies, and we believe we are recognized as one of the lowest-cost drilling and completion operators in the Cleveland and Woodford shale formations.

Our Corporate Structure

        Jones Energy, Inc. (NYSE: JONE) is a holding company that was incorporated as a Delaware corporation on March 25, 2013 for the purpose of facilitating an initial public offering ("IPO") of common equity and to become the sole managing member of Jones Energy Holdings, LLC, which we refer to as JEH LLC. Jones Energy, Inc.'s principal asset is a controlling equity interest in JEH LLC. On July 23, 2013, a registration statement filed on Form S-1 with the SEC related to shares of Class A common stock of Jones Energy, Inc. was declared effective. The IPO closed on July 29, 2013. Prior to the IPO, Jones Energy, Inc. had not engaged in any business or other activities except in connection with its formation and the IPO.

        After the effective date of the registration statement but prior to the completion of the IPO, the limited liability company agreement of JEH LLC was amended and restated to modify its capital structure by replacing the different classes of interests previously held by JEH LLC owners (such owners being the selling stockholders identified in this prospectus) with a single new class of units called "JEH LLC Units." In addition, each JEH LLC Unit holder received one share of our Class B common stock. We and the selling stockholders also entered into an Exchange Agreement under which such selling stockholders have the right to exchange their JEH LLC Units together with an equal number of shares of our Class B common stock, for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. See "Exchange of JEH LLC Units and Class B Common Stock." These transactions are collectively referred to as the "Reorganization Transactions."

        Jones Energy, Inc., as a result of the IPO and the related Reorganization Transactions, became the sole managing member of, and has a controlling equity interest in, JEH LLC. As the sole managing member of JEH LLC, Jones Energy, Inc. operates and controls all of the business and affairs of JEH LLC and, through JEH LLC and its subsidiaries, conducts our business. Jones Energy, Inc. consolidates the financial results of JEH LLC and its subsidiaries, and records noncontrolling interests for the economic interest in JEH LLC held by the JEH LLC Unit holders.

        See "Note 1. Organization and Description of Business—Organization" in the notes to consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2013 (our "2013 Annual Report") for additional information on our corporate structure.

Company Information

        Our principal executive offices are located at 807 Las Cimas Pkwy, Suite 350, Austin, Texas 78746, and our telephone number is (512) 328-2953. Our website address is www.jonesenergy.com. The information on our website is not part of this prospectus.

 WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and in accordance therewith file reports, proxy or information statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The phone number is 1-800-732-0330. In addition, the SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC's web site is http://www.sec.gov.

        We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, or the Securities Act, with respect to the securities being offered hereby. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to us and the securities offered hereby, reference is made to the registration statement, and such exhibits and schedules. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the SEC at the addresses set forth above, and copies of all or any part of the registration statement may be obtained from such offices upon payment of the fees prescribed by the SEC. In addition, the registration statement may be accessed at the SEC's web site. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

        In addition, our filings are available on our website at www.jonesenergy.com. Information on our website or any other website is not incorporated by reference in this prospectus and is not a part of this prospectus.

        We "incorporate by reference" information into this prospectus, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained expressly in this prospectus, and the information that we file later with the SEC will automatically supersede this information. You should not assume that the information in this prospectus is current as of any date other than the date on the front page of this prospectus. You should not assume that the information contained in the documents incorporated by reference in this prospectus or any supplement thereto is accurate as of any date other than the respective dates of those documents.

        We incorporate by reference the documents listed below, any documents we may file pursuant to the Securities Exchange Act of 1934 (the "Exchange Act") after the date of the filing of the registration statement of which this prospectus forms a part and prior to the effectiveness of the registration statement and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, excluding any information furnished and not filed with the SEC, from the date of this prospectus until we have sold all of the Securities to which this prospectus relates or each offering under this prospectus is otherwise terminated:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2013 filed on March 14, 2014, including information specifically incorporated by reference into such Annual Report on Form 10-K from our Proxy Statement for our 2014 Annual Meeting of Shareholders filed on March 22, 2014;

  •
  our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014 filed on May 9, 2014;

  •
  our Current Reports on Form 8-K filed on March 24, 2014, April 1, 2014, May 2, 2014, May 27, 2014 and July 22, 2014;

  •
  our Current Reports on Form 8-K/A filed on March 5, 2014 and March 28, 2014; and

  •
  the description of our Class A common stock contained in our Form 8-A filed on July 17, 2013, including any amendment to that form that we may file in the future for the purpose of updating the description of our common stock.

        Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

        You may request a copy of any document incorporated by reference in this prospectus, including the exhibits thereto, at no cost, by writing or telephoning us at the following address or telephone number:

Jones Energy, Inc.
Attention: Investor Relations
807 Las Cimas Parkway
Suite 350
Austin, TX 78746
(512) 328-2953

 CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. All statements, other than statements of historical fact included in this prospectus, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this prospectus, the words "could," "plan," "seek," "good," "strategy," "forecast," "future," "likely," "should," "aim," "continue," "objective," "prospective," "believe," "anticipate," "intend," "estimate," "expect," "may," "continue," "predict," "potential," "project" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on our current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements described under the heading "Risk Factors" included in this prospectus. These forward-looking statements are based on management's current belief, based on currently available information, as to the outcome and timing of future events, actions and developments including:

  •
  business strategy;

  •
  estimated current and future net reserves and present value thereof;

  •
  drilling and completion of wells including our identified drilling locations;

  •
  cash flows and liquidity;

  •
  financial strategy, budget, projections and operating results;

  •
  oil, natural gas and NGLs realized prices;

  •
  customers' elections to reject ethane and include it as part of the natural gas stream;

  •
  timing and amount of future production of oil and natural gas;

  •
  availability and cost of drilling and production equipment;

  •
  availability and cost of oilfield labor;

  •
  the amount, nature and timing of capital expenditures, including future development costs;

  •
  availability and terms of capital;

  •
  development results from our identified drilling locations;

  •
  ability to generate returns and pursue opportunities;

  •
  marketing of oil, natural gas and NGLs;

  •
  property acquisitions;

  •
  costs of developing our properties and conducting other operations;

  •
  general economic conditions and the commodity price environment;

  •
  effectiveness of our risk management activities;

  •
  estimates of future potential impairments;

  •
  environmental liabilities;

  •
  counterparty credit risk;

  •
  governmental regulation and taxation of the oil and natural gas industry;

  •
  developments in oil-producing and natural gas-producing countries;

  •
  uncertainty regarding our future operating results;

  •
  technology;

  •
  plans, objectives, expectations and intentions contained in this report that are not historical; and

  •
  risks in connection with exploration activities.

        We caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to the exploration for and development and production of oil and natural gas. These risks include, but are not limited to, commodity price volatility, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating oil and natural gas reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under "Risk Factors" in this prospectus and in our 2013 Annual Report, in our Quarterly Reports on Form 10-Q and in the other documents we incorporate by reference herein.

        Reserve engineering is a process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by reservoir engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions would change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of oil and natural gas that are ultimately recovered.

        Should one or more of the risks or uncertainties described in this prospectus occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements.

        All forward-looking statements, expressed or implied, included in this prospectus are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.

 RISK FACTORS

        An investment in our securities involves a high degree of risk. You should carefully consider the risk factors and all of the other information included in, or incorporated by reference into, this prospectus, including those included in our 2013 Annual Report and in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, in evaluating an investment in our securities. If any of these risks were to occur, our business, financial condition or results of operations could be adversely affected. In that case, the trading price of our Class A common stock could decline and you could lose all or part of your investment. When we or any selling stockholder offer and sell any securities pursuant to a prospectus supplement, we or such selling stockholder may include additional risk factors relevant to such securities in the prospectus supplement.

 USE OF PROCEEDS

        Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from the sale of securities we are offering for general corporate purposes. This may include, among other things, additions to working capital, repayment or refinancing of existing indebtedness or other corporate obligations, financing of capital expenditures and acquisitions and investment in existing and future projects. Any specific allocation of the net proceeds of an offering of securities to a specific purpose will be determined at the time of the offering and will be described in an accompanying prospectus supplement or free writing prospectus.

        We will not receive any of the proceeds from any sale of shares by any of the selling stockholders.

 EXCHANGE OF JEH LLC UNITS AND CLASS B COMMON STOCK

        On July 29, 2013, we entered into an Exchange Agreement with the selling stockholders named herein as the holders of JEH LLC Units. See "About Jones Energy, Inc.—Our Corporate Structure." Pursuant to and subject to the terms of the Exchange Agreement and the Third Amended and Restated Limited Liability Company Agreement of JEH LLC, holders of JEH LLC Units, at any time and from time to time, may exchange one or more JEH LLC Units, together with an equal number of shares of our Class B common stock, for shares of our Class A common stock on a one-for-one basis, subject to equitable adjustments for stock splits, stock dividends and reclassifications. In connection with each exchange, JEH LLC will deliver to us a number of JEH LLC Units surrendered by the exchanging holder, and each share of our Class B common stock will be redeemed and cancelled by us. Thus, as holders exchange their JEH LLC Units and Class B common stock for Class A common stock, our interest in JEH LLC will increase.

        We and the exchanging holder will each generally bear our own expenses in connection with an exchange, except that, subject to a limited exception, we are required to pay any transfer taxes, stamp taxes or duties or other similar taxes in connection with such an exchange.

SELLING STOCKHOLDERS

        Upon the exchange of JEH LLC Units described above in "Exchange of JEH LLC Units and Class B Common Stock," the selling stockholders named below may offer to sell from time to time in the future up to an aggregate of 36,813,731 shares of our Class A common stock, par value $0.001 per share.

        We are registering certain of the shares to satisfy registration rights that we have granted to Metalmark and the Jones Family Entities. See "Description of Capital Stock—Registration Rights Agreement." The selling stockholders acquired the shares that they are seeking to sell that are covered by this prospectus pursuant to the Reorganization Transactions.

        The following table sets forth information as of the date of this prospectus by each selling stockholder regarding the beneficial ownership of shares of our Class A common stock and the number of shares of our Class A common stock that may from time to time be offered or sold pursuant to this prospectus. The percentage of shares beneficially owned before the offering is based on the number of shares of our Class A common stock outstanding as of the date of this prospectus, assuming the exchange of all JEH LLC Units. The information regarding shares beneficially owned after the offering assumes the sale of all shares offered by the selling stockholders and that the selling stockholders do not acquire any additional shares. Information in the table below with respect to beneficial ownership has been furnished by each of the selling stockholders.

        Information concerning the selling stockholders may change from time to time and any changed information will be set forth in supplements to this prospectus, if and when necessary. The selling stockholders may offer all, some or none of their shares of Class A common stock. We cannot advise you as to whether the selling stockholders will in fact sell any or all of such shares of Class A common stock. In addition, the selling stockholders listed in the table below may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, shares of our Class A common stock in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth in the table below.

        Beneficial ownership is determined in accordance with the rules and regulations of the SEC. As described in "Exchange of JEH LLC Units and Class B Common Stock" above, the holders of JEH LLC Units have the right to exchange such JEH LLC Units, together with an equal number of shares of Class B common stock, for shares of our Class A common stock on a one-for-one basis. Assuming the exchange of 36,813,731 JEH LLC Units (together with an equal number of shares of our Class B common stock) for an equivalent number of shares of our Class A common stock, as of the date of this prospectus, there would be 49,340,311 shares of our Class A common stock outstanding. The beneficial ownership information presented below assumes that all 36,813,731 JEH LLC Units have been exchanged for an equivalent number of shares of Class A common stock.

	Shares of Class A Common Stock Beneficially Owned Prior to this Offering				Shares of Class A Common Stock Beneficially Owned After this Offering
				Number of Shares of Class A Common Stock Being Offered
Name	Number(1)	%(2)	Combined Voting Power(3)		Number	%
Metalmark Capital Partners(4)	23,204,216	64.9%	47.0%	23,204,216	0		*
Jones Family Entities(5)	13,634,378	54.9%	27.6%	12,300,945	1,333,433	10.6%
Wells Fargo(6)	1,308,570	9.5%	2.7%	1,308,570	0		*

*
Less than one percent.

(1)
Includes shares of Class B common stock owned by these individuals that, subject to the terms of the Exchange Agreement, are, together with an equivalent number of JEH LLC Units, exchangeable at any time and from time to time for shares of Class A common stock on a one-for-one basis, subject to equitable adjustments for stock splits, stock dividends and reclassifications.

(2)
The Class A Shares to be issued upon the exchange of Class B Shares that are currently exchangeable pursuant to the terms of the Exchange Agreement are deemed to be outstanding and beneficially owned by the person holding the Class B Shares for the purpose of computing the percentage of beneficial ownership of Class A Shares for that person and any group of which that person is a member, but are not deemed outstanding for the purpose of computing the percentage of beneficial ownership for any other person. As such, in calculating the percentage of Class A Shares beneficially owned by each person, we have assumed that only such person exchanged Class B Shares for Class A Shares and that no other person made a similar exchange.

(3)
Represents percentage of voting power of the shares of Class A common stock and Class B common stock of Jones Energy, Inc. voting together as a single class.

(4)
Metalmark Capital Partners' principal address is 1177 Avenue of the Americas, 40th Floor; New York, NY 10036; Attention: Gregory D. Myers. Two of our directors, Howard I. Hoffen and Gregory D. Myers, are each managing directors of Metalmark and may be deemed to share beneficial ownership of any shares held by Metalmark. Each of Messrs. Hoffen and Myers disclaim beneficial ownership of these shares as a result of his employment arrangements with Metalmark, except to the extent that his pecuniary interest therein is ultimately realized.

(5)
Jonny Jones may be deemed to be the beneficial owner of these shares. Of these shares, 12,300,945 are held by various entities of which Jones Energy Management, LLC or JET 3 GP, LLC is the general partner. Each of the Jones Family Entities disclaims beneficial ownership of the shares reported herein except to the extent of their pecuniary interests therein. The address for the Jones Family Entities is 807 Las Cimas Parkway, Suite 350, Austin, TX 78746.

(6)
Wells Fargo Central Pacific Holdings, Inc., or Wells Fargo, is the beneficial owner of these shares of Class A common stock. Wells Fargo's address is Wells Fargo Central Pacific Holdings, Inc., MAC A0112-148, 550 California St, 14th Floor, San Francisco, CA 94104-1004, Attention: Gilbert Shen.

        We will pay all expenses of the registration of the shares of common stock to be offered by the selling stockholders under this prospectus including, without limitation, SEC filing fees and expenses and compliance with state securities laws, except that the selling stockholders will pay any underwriting discounts and selling commissions incurred by them in connection with such sales. We will indemnify the selling stockholders against liabilities, including liabilities under the Securities Act. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, which may arise from any written information furnished to us by the selling stockholders specifically for use in this prospectus.

 DESCRIPTION OF CAPITAL STOCK

        As of the date of this prospectus, our authorized capital stock consisted of 100,000,000 shares of preferred stock, par value $0.001 per share, none of which were issued and outstanding, 600,000,000 shares of Class A common stock, par value $0.001 per share, of which 12,549,182 shares were issued and 12,526,580 shares were outstanding, and 150,000,000 shares of Class B common stock, par value $0.001 per share, of which 36,813,731 shares were issued and outstanding.

        The following summary of the capital stock and certificate of incorporation and bylaws of Jones Energy, Inc. does not purport to be complete and is qualified in its entirety by reference to the provisions of applicable law and to our amended and restated certificate of incorporation and amended and restated bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part.

        We may offer and sell from time to time, in one or more primary offerings, shares of our Class A common stock. The selling stockholders may from time to time offer shares of our Class A common stock for resale in one or more secondary offerings.

Class A Common Stock

        Voting Rights.    Holders of shares of Class A common stock are entitled to one vote per share held of record on all matters to be voted upon by the stockholders, except that, to the fullest extent permitted by law, holders of shares of Class A common stock will have no voting power with respect to amendments to the amended and restated certificate of incorporation that relate solely to the terms of preferred stock if the holders of the affected series are entitled to vote thereon. Holders of shares of our Class A common stock and Class B common stock vote together as a single class on all matters, except as otherwise required by the amended and restated certificate of incorporation or by applicable law. The holders of Class A common stock do not have cumulative voting rights in the election of directors.

        Dividend Rights.    Holders of shares of our Class A common stock are entitled to ratably receive dividends when and if declared by our board of directors out of funds legally available for that purpose, subject to any statutory or contractual restrictions on the payment of dividends and to any prior rights and preferences that may be applicable to any outstanding preferred stock. Shares of Class A common stock may not be split or combined unless the outstanding shares of Class B common stock are proportionately split or combined. Dividends on Class A common stock in the form of common stock (or securities convertible into or exercisable or exchangeable for common stock) may be paid only in the form of Class A common stock (or securities convertible or exchangeable for Class A common stock) and on a proportionate basis with a corresponding stock dividend on Class B common stock.

        Liquidation Rights.    Upon our liquidation, dissolution, distribution of assets or other winding up, the holders of Class A common stock are entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and the liquidation preference of any of our outstanding shares of preferred stock.

        Other Matters.    The shares of Class A common stock have no preemptive or conversion rights and are not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to the Class A common stock. All outstanding shares of our Class A common stock, including the Class A common stock offered in this offering, are fully paid and non-assessable.

Class B Common Stock

        Voting Rights.    Holders of shares of our Class B common stock are entitled to one vote per share held of record on all matters to be voted upon by the stockholders, except that, to the fullest extent permitted by law, holders of shares of Class B common stock will have no voting power with respect to amendments to the amended and restated certificate of incorporation that relate solely to the terms of preferred stock if the holders of the affected series are entitled to vote thereon. Holders of shares of our Class A common stock and Class B common stock vote together as a single class on all matters, except as otherwise required by the amended and restated certificate of incorporation or by applicable law.

        Dividend and Liquidation Rights.    Holders of our Class B common stock do not have any right to receive dividends, unless (i) the dividend consists of shares of our Class B common stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class B common stock paid proportionally with respect to each outstanding share of our Class B common stock and (ii) a dividend consisting of shares of Class A common stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class A common stock on equivalent terms is simultaneously paid to the holders of Class A common stock. Shares of Class B common stock may not be split or combined unless the outstanding shares of Class A common stock are proportionately split or combined. Holders of our Class B common stock do not have any right to receive a distribution upon a liquidation or winding up of Jones Energy, Inc.

Preferred Stock

        Our amended and restated certificate of incorporation authorizes our board of directors, subject to any limitations prescribed by law, without further stockholder approval, to issue from time to time one or more series of preferred stock, par value $0.001 per share, out of the unissued shares of preferred stock, and, with respect to each such series, to fix the number of shares constituting such series and the powers, preferences, rights, qualifications, limitations and restrictions of such series which may include, among others, dividend rights, liquidation preferences, voting rights, conversion rights, preemptive rights and redemption rights. Except as provided by law or in a preferred stock designation, the holders of preferred stock will not be entitled to vote at or receive notice of any meeting of stockholders.

Registration Rights and Stockholders Agreement

        On July 29, 2013, we entered into a registration rights and stockholders agreement with Metalmark and the Jones Family Entities, to register for sale under the Securities Act shares of our Class A common stock delivered in exchange for JEH LLC Units in the circumstances described below. This agreement provides Metalmark and the Jones Family Entities with the right to require us, at our expense, to register shares of our Class A common stock that are issuable upon exchange of JEH LLC Units (and an equal number of shares of our Class B common stock) for shares of our Class A common stock. The agreement also provides that we pay certain expenses of Metalmark and the Jones Family Entities relating to such registrations and indemnify them against certain liabilities, which may arise under the Securities Act. We are filing this registration statement pursuant to our obligations under the registration rights agreement.

        Demand Rights.    Subject to certain limitations, Metalmark and the Jones Family Entities have the right, by delivering written notice to us from either the majority in interest of the holders of the Jones family entities or the majority in interest of the holders of Metalmark Capital, to require us to register the number of our shares of Class A common stock requested to be so registered in accordance with the registration rights agreement. Within 10 days of receipt of notice of a demand registration, we are required to give written notice to all other holders of registrable shares of Class A common stock. Subject to certain limitations as described below, we will use our commercially reasonable efforts to, as soon as reasonably practicable, effect the registration all securities with respect to which we receive a written request

        Piggyback Rights.    Any holder of registrable shares of Class A common stock will be entitled to request to participate in, or "piggyback" on, registrations of any of our securities for sale by us. This piggyback right will apply to any registration other than a demand registration described above or a registration on Form S-4 or S-8.

        Conditions and Limitations.    The registration rights outlined above are subject to conditions and limitations, including the right of the underwriters, as applicable, to limit the number of shares to be included in a registration statement and our right to delay, suspend or withdraw a registration statement under specified circumstances. For example, our board may defer any filing for a reasonable period of time if the board determines that such disclosure would have a material adverse effect on the Company.

        If requested by the lead underwriter or underwriters, as applicable, holders of securities with registration rights will not be able to make any sale of our equity securities (including sales under Rule 144) or give any demand notice during a period commencing on the date of the request and continuing for a period not to exceed 90 days, or such shorter period as may be requested by the underwriters. The lead underwriters for the relevant offering may agree to shorten this period.

        Expenses and Indemnification.    In connection with any registration effected pursuant to the terms of the registration rights agreement, we are required to pay for all of the fees and expenses incurred in connection with such registration, including registration fees, filing fees and printing fees. However, the underwriting discounts and selling commissions payable in respect of registrable securities included in any registration are to be paid by the persons including such registrable securities in any such registration on a pro rata basis. We have also agreed to indemnify the holders of registrable securities against all claims, losses, damages and liabilities with respect to each registration effected pursuant to the registration rights agreement.

Anti-Takeover Effects of Provisions of Our Amended and Restated Certificate of Incorporation, Our Amended and Restated Bylaws and Delaware Law

        Some provisions of Delaware law, and our amended and restated certificate of incorporation and our amended and restated bylaws described below, will contain provisions that could make more difficult acquisitions of us or control of us by means of a tender offer, proxy contest or otherwise, or removal of our incumbent directors and officers. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.

        These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. They are also designed to encourage persons seeking to acquire control of our company to first negotiate with us. We believe that the benefits of increased protection and our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

        Delaware law.    We are subject to the provisions of Section 203 of the Delaware General Corporation Law (the "DGCL") regulating corporate takeovers. In general, those provisions prohibit a Delaware corporation, including those whose securities are listed for trading on the NYSE, from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

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  the transaction is approved by the board of directors before the date the interested stockholder attained that status;

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  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

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  on or after such time the business combination is approved by the board of directors and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

        Section 203 defines "business combination" to include the following:

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  any merger or consolidation involving the corporation and the interested stockholder;

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  any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

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  subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

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  any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

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  the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

        In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

        A Delaware corporation may "opt out" of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from amendments approved by the holders of at least a majority of the corporation's outstanding voting shares. We have not opted out of the provisions of Section 203. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

        Amended and restated certificate of incorporation and amended and restated bylaws.    Among other things, our amended and restated certificate of incorporation and amended and restated bylaws:

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  permit our board of directors to issue up to 100,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate;

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  provide for a maximum of 11 directors and provide that the authorized number of directors at any given time may be fixed only by resolution of the board of directors with the approval of a majority of the total number of directors;

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  provide that any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing in lieu of a meeting of such stockholders, subject to the rights of the holders of Class B common stock with respect to the Class B common stock or the holders of any series of preferred stock with respect to such series;

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  provide that all vacancies, including newly created directorships, may be filled solely by the affirmative vote of a majority of directors then in office, even if less than a quorum;

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  provide that our amended and restated bylaws and certain provisions of our amended and restated certificate of incorporation may only be amended by the affirmative vote of the holders of at least 75% of the voting power of our then-outstanding capital stock, voting together as a single class;

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  provide that special meetings of our stockholders may only be called by the board of directors, the chief executive officer or the chairman of the board of directors and not by stockholders (subject to the rights of holders of preferred stock);

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  provide that directors may be removed only for cause (as defined in the amended and restated certificate of incorporation) and only by the affirmative vote of holders of at least 75% of the voting power of our then-outstanding capital stock, voting together as a single class;

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  provide for our board of directors to be divided into three classes of directors, serving staggered three year terms, other than directors which may be elected by holders of preferred stock, if any. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it could have the effect of increasing the length of time necessary to change the composition of a majority of the board of directors. In general, at least two annual meetings of stockholders will be necessary for stockholders to effect a change in a majority of the members of the board of directors; and

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  provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, which notice must satisfy various requirements as to form and content.

Choice of Forum

        Our amended and restated certificate of incorporation provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, subject to specified exceptions for subject matter jurisdiction for other Delaware courts, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employee or agent to us, our stockholders, creditors or other constituents; (iii) any action asserting a claim against us or any of our directors and officers arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation or amended and restated bylaws; (iv) any action to interpret, apply, enforce or determine the validity of our amended and restated certificate of incorporation or amended and restated bylaws; or (v) any action asserting a claim against us or any of our directors or officers governed by the internal affairs doctrine. Our amended and restated certificate of incorporation also provides that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and to have consented to this choice of forum provision. It is possible that a court of law could rule that the choice of forum provision contained in our amended and restated certificate of incorporation is inapplicable or unenforceable if it is challenged in a proceeding or otherwise.

Limitation of Liability and Indemnification Matters

        Our amended and restated certificate of incorporation limits the liability of our directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the DGCL. Our amended and restated bylaws also provide that we will indemnify our directors and executive officers to the fullest extent permitted by Delaware law. Our amended and restated bylaws also permit us to purchase insurance on behalf of any officer, director, employee or other agent for any liability arising out of that person's actions as our officer, director, employee or agent, regardless of whether Delaware law would permit indemnification. We have entered into indemnification agreements with each of our current directors and executive officers, and we intend to enter into indemnification agreements with each of our future directors and executive officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liability that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We believe that the limitation of liability provision in our amended and restated certificate of incorporation and the indemnification agreements will facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers.

Corporate Opportunity

        Our amended and restated certificate of incorporation provides that, to the fullest extent permitted by applicable law, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to Metalmark Capital and any of its respective officers, directors, agents, shareholders, members and partners (other than us and our subsidiaries) (each a "specified party"). Additionally, our amended and restated certificate of incorporation provides that, to the fullest extent permitted by applicable law, we renounce any interest or expectancy in any business opportunity, transaction or other matter in which a specified party (other than us and our subsidiaries) participates or desires or seeks to participate in, unless any such business opportunity, transaction or matter is offered in writing solely to a specified party who is one of our directors or officers and is offered such opportunity solely in his or her capacity as one of our directors or officers.

Transfer Agent and Registrar

        The transfer agent and registrar for our Class A common stock is American Stock Transfer & Trust Company, LLC.

Listing

        Our Class A common stock is listed on the NYSE under the symbol "JONE."

 PLAN OF DISTRIBUTION

        We and the selling stockholders may sell the securities pursuant to this prospectus and any accompanying prospectus supplement in and outside the United States (1) through underwriters or dealers; (2) directly to purchasers, including our affiliates and shareholders, or in a rights offering; (3) through agents; or (4) through a combination of any of these methods. The prospectus supplement will include the following information:

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  the terms of the offering;

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  the names of any underwriters, dealers or agents;

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  the name or names of any managing underwriter or underwriters;

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  the purchase price of the securities;

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  the net proceeds from the sale of the securities;

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  any delayed delivery arrangements;

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  any underwriting discounts, commissions and other items constituting underwriters' compensation; any discounts or concessions allowed or reallowed or paid to dealers; and

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  any commissions paid to agents.

        The distribution of the securities may be effected from time to time in one or more transactions at a fixed price, at prevailing market prices at the time of the sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices.

        In addition, we or the selling stockholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). We, one of our affiliates or the selling stockholders may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus or otherwise.

Sale Through Underwriters or Dealers

        If we or the selling stockholders use underwriters in the sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we or the selling stockholders inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to conditions, and the underwriters will be obligated to purchase all the securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

        During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if such offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, these activities may be discontinued at any time.

        If we or the selling stockholders use dealers in the sale of securities, we or the selling stockholders will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of the securities may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We or the selling stockholders will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

        We or the selling stockholders may sell the securities directly. In that event, no underwriters or agents would be involved. We or the selling stockholders may also sell the securities through agents we designate from time to time. In the prospectus supplement, we or the selling stockholders will name any agent involved in the offer or sale of the securities, and we or the selling stockholders will describe any commissions payable by us to the agent. Unless we or the selling stockholders inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

        We or the selling stockholders may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We or the selling stockholders will describe the terms of any such sales in the prospectus supplement.

Delayed Delivery Arrangements

        If we or the selling stockholders so indicate in the prospectus supplement, we or the selling stockholders may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

Remarketing Arrangements

        Offered securities also may be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms or otherwise, by one or more remarketing firms, acting as principals for their own accounts, as agents for us or as agents for the selling stockholders. Any remarketing firm will be identified and the terms of its agreements, if any, with us or the selling stockholders, and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters within the meaning of the Securities Act in connection with the securities remarketed.

General Information

        Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us or the selling stockholders and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation described in the applicable prospectus supplement.

        The securities (other than Class A common stock) offered by this prospectus and any prospectus supplement, when first issued, will have no established trading market. Any underwriters or agents to or through whom such securities are sold by us for public offering and sale may make a market in such securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. Neither we nor the selling stockholders can assure you as to the liquidity of the trading market for any such securities.

        We or the selling stockholders may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the underwriters, dealers or agents may be required to make.

        Underwriters, dealers and agents may engage in transactions with, or perform services for us, our subsidiaries, or the selling stockholders in the ordinary course of their businesses.

        In connection with offerings of securities under the registration statement of which this prospectus forms a part and in compliance with applicable law, underwriters, brokers or dealers may engage in transactions that stabilize or maintain the market price of the securities at levels above those that might otherwise prevail in the open market. Specifically, underwriters, brokers or dealers may over-allot in connection with offerings, creating a short position in the securities for their own accounts. For the purpose of covering a syndicate short position or stabilizing the price of the securities, the underwriters, brokers or dealers may place bids for the securities or effect purchases of the securities in the open market. Finally, the underwriters may impose a penalty whereby selling concessions allowed to syndicate members or other brokers or dealers for distribution of the securities in offerings may be reclaimed by the syndicate if the syndicate repurchases previously distributed securities in transactions to cover short positions, in stabilization transactions or otherwise. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time.

 LEGAL MATTERS

        The validity of the securities offered by this prospectus will be passed upon for us by Baker Botts L.L.P., Austin, Texas, our outside legal counsel. Any underwriter or agent will be advised about other issues relating to any offering by its own legal counsel.

EXPERTS

        The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Jones Energy, Inc. for the year ended December 31, 2013 and the audited statement of revenue and direct operating expenses of Sabine Mid-Continent, LLC included in Exhibit 99.1 of Jones Energy, Inc's Current Report on Form 8-K/A dated December 18, 2013 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The information included in this prospectus regarding estimated quantities of proved reserves, the future net revenues from those reserves and their present value is based, in part, on estimates of the proved reserves and present values of proved reserves as of December 31, 2013, 2012 and 2011. The reserve estimates are based on reports prepared by Cawley Gillespie & Associates, Inc., independent reserve engineers. These estimates have been incorporated by reference in this prospectus in reliance upon the authority of each such firm as an expert in these matters.

7,500,000 Shares

Class A Common Stock

Prospectus Supplement
February 11, 2015

Barclays

J.P. Morgan

Tudor, Pickering, Holt & Co.

Wells Fargo Securities

Capital One Securities

SunTrust Robinson Humphrey